This is a copy of one of the proposed Offers referred to in clause 2 of the accompanying Part A Statement of UUNET Holdings Australia Pty Limited (ACN 085 531 684) dated 22 December 1998 and lodged with the Australian Securities and Investments Commission for registration on 22 December 1998.

                                                                     EXHIBIT 2.2



       THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION
         IF YOU ARE IN ANY DOUBT AS TO HOW TO ACT, YOU SHOULD CONSULT
                  YOUR FINANCIAL OR LEGAL ADVISOR IMMEDIATELY


                                     OFFER


                                      BY


                      UUNET HOLDINGS AUSTRALIA PTY LIMITED
                               (ACN 085 531 684)


             A WHOLLY OWNED SUBSIDIARY OF UUNET TECHNOLOGIES, INC.
                WHICH IS, IN TURN, A WHOLLY OWNED SUBSIDIARY OF
                              MCI WORLDCOM, INC.


                  TO PURCHASE ALL OF YOUR ORDINARY SHARES AND
                          AMERICAN DEPOSITARY SHARES

                                      IN

                                OZEMAIL LIMITED
                               (ACN 066 387 157)


                                      FOR
                         A NET CASH PAYMENT OF US$2.20
                 FOR EACH ORDINARY SHARE OR US$22.00 FOR EACH
                           AMERICAN DEPOSITARY SHARE


--------------------------------------------------------------------------------
      THE OFFER WILL EXPIRE AT 1:00 A.M., NEW YORK CITY TIME ON [     ],
                             FEBRUARY [    ], 1999
    AND AT 5:00 P.M., SYDNEY TIME ON [           ], FEBRUARY [     ], 1999,
                         UNLESS THE OFFER IS EXTENDED
--------------------------------------------------------------------------------


                    FINANCIAL ADVISOR TO MCI WORLDCOM, INC.


                                 MERRILL LYNCH

                            MCI WORLDCOM LETTERHEAD

JANUARY [     ], 1999



Dear OzEmail Securityholder


     I am pleased to enclose an offer by UUNET Holdings Australia Pty Limited, a wholly owned subsidiary of MCI WORLDCOM, Inc., to acquire all of your ordinary shares and American Depositary Shares ("ADSs") in OzEmail Limited.

     The offer price is US$2.20 per ordinary share and US$22.00 per ADS and will be paid to you in cash. The offer price provides shareholders with a premium of approximately 50 percent over the weighted average trading price of OzEmail shares on The Nasdaq National Market over the three months before the date on which the offer was announced.

     Under the offer you have the option of electing to receive payment in either United States or Australian dollars. If you choose to receive payment in Australian dollars, the offer price of US$2.20 per ordinary share (US$22.00 per ADS) will be converted into Australian dollars based on the prevailing exchange rate at the time funds are made available for payment.

     The three largest holders of ordinary shares are Malcolm Turnbull, Trevor Kennedy and Sean Howard, each of whom is a director of OzEmail. They collectively hold 67,000,000 shares (representing approximately 46%) and announced on December 14, 1998 that they intended to accept the offer, subject to reviewing the offer documents and absent a more favorable offer.

     OzEmail is listed on both the Australian Stock Exchange and The Nasdaq National Market. In order to comply with United States Securities Laws and the Australian Corporations Law, the offer documents are complex. Accordingly, you are urged to read the documents carefully and if you have any questions please call any of the contact numbers on the back cover of this document.

     To accept this offer:

     o ORDINARY SHAREHOLDERS should follow the instructions on the enclosed Acceptance and Transfer Form (blue form); and

     o AMERICAN DEPOSITARY SHAREHOLDERS should follow the instructions on the enclosed Letter of Transmittal (yellow form).

     The offer will expire at 5:00 p.m. Sydney time (1:00 a.m. New York City
time) on [         ], February [   ] 1999, unless extended.


Yours sincerely



John W Sidgmore
Vice Chairman

                          OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING ORDINARY SHARES
                        AND AMERICAN DEPOSITARY SHARES
                                      OF
                                OZEMAIL LIMITED
                                      BY
                     UUNET HOLDINGS AUSTRALIA PTY LIMITED
                         A WHOLLY OWNED SUBSIDIARY OF
                           UUNET TECHNOLOGIES, INC.
                         A WHOLLY OWNED SUBSIDIARY OF
                              MCI WORLDCOM, INC.
                                      AT
                           US$2.20 NET PER SHARE OR
              US$22.00 NET PER AMERICAN DEPOSITARY SHARE IN CASH


--------------------------------------------------------------------------------
          THE OFFER WILL EXPIRE AT 1:00 A.M., NEW YORK CITY TIME, ON
    [          ] FEBRUARY [     ], 1999, AND AT 5:00 P.M., SYDNEY TIME, ON
       [         ] FEBRUARY [     ], 1999, UNLESS THE OFFER IS EXTENDED.
 TENDERING HOLDERS OF SECURITIES WILL BE PERMITTED TO WITHDRAW THEIR TENDERED SECURITIES AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER. SEE "WITHDRAWAL
                             RIGHTS" IN SECTION 4.
--------------------------------------------------------------------------------


  THE OFFER IS CONDITIONAL UPON, AMONG OTHER THINGS, THE MINIMUM ACCEPTANCE CONDITION DESCRIBED IN SECTION 1.2(i) AND THE OTHER TERMS AND CONDITIONS CONTAINED IN THE "INTRODUCTION AND OFFER" AND SECTIONS 1, 2, 3, 4 AND 14.



                                   IMPORTANT

  THE OFFER IS MADE FOR SECURITIES OF AN AUSTRALIAN CORPORATION. WHILE THE OFFER IS SUBJECT TO BOTH UNITED STATES AND AUSTRALIAN DISCLOSURE REQUIREMENTS, HOLDERS SHOULD BE AWARE THAT CERTAIN PARTS OF THIS DOCUMENT HAVE BEEN PREPARED SUBSTANTIALLY IN ACCORDANCE WITH U.S. FORMAT AND STYLE, WHICH DIFFER FROM AUSTRALIAN FORMAT AND STYLE. IN PARTICULAR, THE PART A STATEMENT, WHICH IS REQUIRED BY THE AUSTRALIAN CORPORATIONS LAW AND WHICH IS INCLUDED AS ANNEXURE A TO THIS OFFER (THE "PART A STATEMENT"), CONTAINS INFORMATION CONCERNING THE OFFER THAT IS MATERIAL TO A HOLDER OF SECURITIES AND IS NOT SUMMARIZED ELSEWHERE. HOLDERS OF SECURITIES ARE URGED TO REVIEW THE PART A STATEMENT.

          IN ADDITION, WITH CERTAIN EXCEPTIONS PURSUANT TO MODIFICATIONS OF THE AUSTRALIAN CORPORATIONS LAW GRANTED BY THE AUSTRALIAN SECURITIES AND INVESTMENTS COMMISSION, THE OFFER IS SUBJECT TO THE U.S. TENDER OFFER RULES APPLICABLE TO SECURITIES REGISTERED UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND TO THE PROVISIONS OF THE AUSTRALIAN CORPORATIONS LAW.

          The consideration payable under the Offer is denominated in United States dollars. However, all tendering holders will have the right to elect to receive payment in Australian dollars. In the event a holder does not make an election, a holder tendering American Depositary Shares will receive United States dollars and a holder tendering Shares will receive Australian dollars. The conversion of United States dollars into Australian dollars will be made on the basis described in Section 3. The attention of all holders of Securities is drawn to the description in that Section of the mechanism for converting United States dollars into Australian dollars and of the exchange rate risks attached thereto. A reference in this Offer to Purchase to "US$" or "US dollars" is to United States dollars and a reference to "A$" is to Australian dollars.

          See Section 18 "Certain Definitions" for the definitions of certain terms used in this Offer to Purchase.

          Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Acceptance and Transfer Form, the Letter of Transmittal or other tender offer (known in Australia as "takeover offer") materials, may be directed in the United States to the Information Agent or the Dealer Manager, or in Australia to (in the case of additional documents) the Registry or (in the case of questions and requests for assistance) to the Financial Advisor, in each case at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares or American Depositary Shares may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.


           The Dealer Manager for the Offer in the United States is:

                                 MERRILL LYNCH


January [     ], 1999

                                   IMPORTANT

Holders of ADSs

     Any holder desiring to tender all or any portion of such holder's American Depositary Shares should either:

     (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and:

          (A) mail or deliver it, together with the American Depositary Receipts evidencing tendered American Depositary Shares and any other required documents, to the U.S. Depositary; or

          (B) tender such American Depositary Shares pursuant to the procedures for book-entry transfer set forth in Section 2; or

     (ii) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. A holder whose American Depositary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such American Depositary Shares.

     A holder who desires to tender American Depositary Shares, and whose American Depositary Receipts evidencing such American Depositary Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase prior to the expiration of the Offer, may tender such American Depositary Shares by following the procedures for guaranteed delivery set forth herein.

Holders of Shares

     Any holder desiring to tender all or any portion of such holder's Shares should either:

     (i) if such Shares are held in a CHESS Holding, comply with the procedures set forth in the Securities Clearing House Business Rules by:

          (A) instructing such holder's Controlling Participant to initiate acceptance of this Offer, or if such holder is a Broker or Non-Broker Participant by accepting this Offer, prior to the expiration of the Offer; and

          (B) in order to avoid backup withholding tax, completing and signing Substitute Form W-8 or W-9, as applicable, set out in Section III of the Acceptance and Transfer Form and returning it in accordance with the instructions contained in the Acceptance and Transfer Form; or

     (ii) if such Shares are held in certificated form, complete and sign the Acceptance and Transfer Form in accordance with the instructions in the Acceptance and Transfer Form and mail or deliver it, together with the certificates evidencing such Shares to the Registry in Australia or, if such holder is located in the United States, to the U.S. Depositary; or

    (iii) if such Shares are held in an Issuer Sponsored Holding, complete and execute the Acceptance and Transfer Form in accordance with the instructions which appear on it and mail or deliver it to the Registry in Australia, or if such holder is located in the United States, to the U.S. Depositary, in each case at the address set forth on the back cover of this Offer to Purchase.

          A person who is entitled to be registered in respect of certificated Shares but who, at the time of acceptance of the Offer, is not registered as the holder of such Shares, must accept the Offer by completing and signing the Acceptance and Transfer Form in accordance with the instructions in the Acceptance and Transfer Form and mailing or delivering it, together with evidence which establishes that person's entitlement to be registered in respect of those Shares, to the Registry in Australia or, if such person is located in the United States, to the U.S. Depositary.

                               TABLE OF CONTENTS

SUMMARY OF OFFER.......................................................................6
INTRODUCTION AND OFFER.................................................................8
THE TENDER OFFER......................................................................10
1.   TERMS OF THE OFFER...............................................................10
2.   PROCEDURES FOR TENDERING SHARES AND ADSs.........................................13
3.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES AND ADSs...........................20
4.   WITHDRAWAL RIGHTS................................................................22
5.   CERTAIN TAX CONSEQUENCES.........................................................24
6.   PRICE RANGE OF SHARES; DIVIDENDS; EXCHANGE RATE..................................26
7.   CERTAIN INFORMATION CONCERNING OZEMAIL...........................................27
8.   CERTAIN INFORMATION CONCERNING PURCHASER, INTERMEDIATE, AND MCI WORLDCOM.........30
9.   SOURCE AND AMOUNT OF FUNDS.......................................................36
10.  BACKGROUND OF THE OFFER; CONTACTS WITH OZEMAIL...................................37
11.  PURPOSE OF THE OFFER; PLANS FOR OZEMAIL..........................................39
12.  DIVIDENDS AND DISTRIBUTIONS......................................................43
13.  EFFECT OF THE OFFER ON THE MARKET FOR THE SECURITIES; THE
     NASDAQ NATIONAL MARKET AND AUSTRALIAN STOCK EXCHANGE QUOTATION
     AND EXCHANGE ACT REGISTRATION....................................................44
14.  CERTAIN CONDITIONS OF THE OFFER..................................................46
15.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS......................................49
16.  FEES AND EXPENSES................................................................50
17.  MISCELLANEOUS....................................................................51
18.  CERTAIN DEFINITIONS..............................................................52
SCHEDULE A - INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF MCI WORLDCOM, INTERMEDIATE AND PURCHASER..................................57
SCHEDULE B - TRANSACTION IN SHARES AND ADSs DURING THE PAST FOUR
MONTHS BY MCI WORLDCOM, INTERMEDIATE AND PURCHASER....................................66
ANNEXURE A - PART A STATEMENT

                               SUMMARY OF OFFER

          This general summary is solely for the convenience of holders of Shares and ADSs and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase. Certain terms used in this Offer to Purchase are defined in Section 18.

Purchase Price        Purchaser, a wholly owned subsidiary of Intermediate which is, in turn, a wholly owned subsidiary of MCI WorldCom, is offering to purchase all outstanding Shares and ADSs of OzEmail, together with all Rights attached to those Securities, at a purchase price of US$2.20 per Share or US$22.00 per ADS, net to the seller in cash, subject to the terms and conditions of the Offer. Tendering holders may elect to have the purchase price converted into Australian dollars at the exchange rate available on the day Purchaser makes funds available for payment to the Registry or U.S. Depositary in respect of the relevant
                      Securities. See Section 3 "Acceptance for Payment and
                      Payment for Shares and ADSs--Currency Election".


How to Tender         See Section 2 "Procedures for Tendering Shares and ADSs".
Shares or ADSs        For assistance in the United States call the Information
                      Agent or the Dealer Manager. For assistance in Australia call the Registry or the Financial Advisor or consult your broker. Telephone numbers for the Information Agent, the Dealer Manager, the Registry and the Financial Advisor are set forth on the back cover of this Offer.

Expiration Date       1:00 a.m., New York City time on February [ ], 1999, and
                      5:00 p.m., Sydney time, on February [ ], 1999, unless extended by Purchaser, in which event the Expiration Date shall be the latest time and date upon which the Offer, as so extended, shall expire.

Payment Date          Payment will be made not later than the earlier of (i) the third U.S. business day after the Expiration Date and (ii)
                      30 days after the later of the date the Offer is accepted by the holder and the Condition Waiver Date. See Section 3
                      "Acceptance for Payment and Payment for Shares and ADSs".

Withdrawal Rights     Tendered Securities may be withdrawn at any time prior to
                      the Expiration Date. See Section 4 "Withdrawal Rights".

Minimum and Other     The Offer is conditional upon, among other things,
                      Purchaser Conditions being entitled at the Expiration Date to not less than 90% of all Shares (including Shares represented by ADSs) and either:

                      (a) three-quarters of the offerees have at the Expiration Date disposed of to Purchaser (whether by accepting the Offer or otherwise) the Shares or Shares represented by ADSs subject to acquisition that were held by them; or

                      (b) at least three-quarters of the persons who were registered as the holders of Shares or Shares represented by ADSs immediately before the day on which the Part A Statement was served on OzEmail are not so registered at the end of one month after the end of the Offer Period.

                      Under the Australian Corporations Law, the method of application of the Minimum Condition to Shares represented by ADSs is unclear and untested. This is because, in the U.S., owners of Shares represented by ADSs often hold through a nominee, and it is neither customary nor a requirement of U.S. law for a nominee, when lodging an acceptance, to identify either the names of the persons on whose behalf the offer is accepted, or even the number of persons on whose behalf the offer is accepted. For these reasons Purchaser's ability to proceed to compulsory acquisition will require consultation with the ASIC, and may involve modifications of the Australian Corporations Law. The method of application will be resolved during the Offer Period, and an announcement made about this method.

                      As at January [ ], 1999, Purchaser was entitled to 21,863,174 Securities or approximately [ ] % of the number of Securities outstanding. The Offer is also subject to a number of other conditions. See "Introduction and Offer" and Sections 1, 2, 3, 4 and 14.

United States Income  The sale of Securities pursuant to the Offer will be a
Tax Consequences      taxable event to the holder for United States federal
                      income tax purposes. See Section 5 "Certain Tax
                      Consequences--Certain United States Federal Income Tax
                      Consequences".


Australian Income     The sale of Securities pursuant to the Offer will be a
Tax Consequences      taxable event to the holder for Australian income tax
                      purposes. See Section 5 "Certain Tax Consequences--Certain
                      Australian Tax Consequences".

                            INTRODUCTION AND OFFER

To the holders of Shares and American Depositary Shares of OzEmail Limited:

          The Offer.    UUNET Holdings Australia Pty Limited ("Purchaser"), a
company incorporated in New South Wales and a wholly owned subsidiary of UUNET Technologies, Inc. ("Intermediate"), a Delaware corporation, which is, in turn, a wholly owned subsidiary of MCI WORLDCOM, Inc., a Georgia corporation ("MCI WorldCom"), hereby offers to purchase all outstanding ordinary shares, (the "Shares"), including American Depositary Shares representing Shares (the "ADSs", and together with the Shares, the "Securities"), together with all Rights attached to those Securities, of OzEmail Limited (ACN 066 387 157), a corporation incorporated under the laws of the State of New South Wales, Australia ("OzEmail"), at a price of US$2.20 per Share or US$22.00 per ADS, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and (i) in the case of Shares, in the related Acceptance and Transfer Form, and (ii) in the case of ADSs, in the related Letter of Transmittal (which Offer to Purchase, Acceptance and Transfer Form and Letter of Transmittal, as amended from time to time, together constitute the "Offer"). A holder may accept the Offer in respect of some or all of such holder's Securities.

          This Offer extends to holders of Securities resulting from the exercise of outstanding options for Securities ("Options"). Holders of Options who desire to tender Securities issuable upon exercise of such Options must first exercise those Options and then tender the resulting Securities in accordance with the procedures set forth in Section 2 "Procedures for Tendering Shares and ADSs". Securities resulting from the exercise of Options must be obtained and tendered into the Offer by the holder prior to the Expiration Date. Purchaser is not offering to purchase (nor will tenders be accepted of) Options pursuant to the Offer.

          Tendering holders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes (including stamp duty) on the purchase by Purchaser of Securities pursuant to the Offer. A TENDERING HOLDER OF SECURITIES WHO IS (I) A U.S. HOLDER (AS DEFINED HEREIN) SHOULD COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 OR (II) A NON-U.S. HOLDER SHOULD COMPLETE AND SIGN THE FORM W-8, BOTH OF WHICH ARE INCLUDED IN THE LETTER OF TRANSMITTAL AND THE ACCEPTANCE AND TRANSFER FORM, AS APPROPRIATE. UNLESS A HOLDER COMPLETES AND SIGNS A SUBSTITUTE FORM W-8 OR W-9 AS APPLICABLE, PURCHASER WILL BACKUP WITHHOLD UNITED STATES FEDERAL INCOME TAX AT THE RATE OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH HOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. FAILURE TO COMPLETE THE SUBSTITUTE FORM W-8 OR W-9 IS NOT A CONDITION PRECEDENT TO VALID ACCEPTANCE OF THE OFFER, BUT WILL GENERALLY RESULT IN THE IMPOSITION OF WITHHOLDING TAX. SEE
SECTION 5 "CERTAIN TAX CONSEQUENCES--CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES--INFORMATION REPORTING AND BACKUP WITHHOLDING". ACCORDINGLY, ALL HOLDERS OF SECURITIES (INCLUDING HOLDERS OF SHARES HELD THROUGH CHESS) WHO WISH TO ACCEPT THE OFFER ARE URGED TO COMPLETE, AS APPROPRIATE, EITHER THE SUBSTITUTE FORM W-8 OR W-9 CONTAINED IN THE LETTER OF TRANSMITTAL AND ACCEPTANCE AND TRANSFER FORM AND SIGN AND RETURN THE RELEVANT FORM IN ACCORDANCE WITH THE PROCEDURES SPECIFIED IN SECTION 2.

          Purchaser will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as the Dealer Manager in the United States (the "Dealer Manager") and as Financial Advisor (the "Financial Advisor"), The Bank of New York as U.S. Depositary (the

"U.S. Depositary"), National Registry Services Pty Ltd as Registry (the "Registry") and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16 "Fees and Expenses".

          The purpose of the Offer is to acquire control of, and if sufficient Securities are acquired, ultimately acquire all outstanding Securities of, OzEmail. If the Minimum Condition is satisfied, Purchaser will become entitled to compulsorily acquire all Securities including those issued on exercise of Options, of holders that have not accepted the Offer and, in that event, it is Purchaser's present intention to compulsorily acquire, upon the terms applicable under the Offer immediately prior to the Expiration Date and in accordance with the Corporations Law, all of those Shares.

          In addition, Purchaser will, after the Expiration Date and if sufficient Securities are acquired under the Offer, be seeking a modification of the Corporations Law to permit it to compulsorily acquire all Securities which are issued pursuant to the exercise of Options which remain outstanding after the Expiration Date, as and when such Securities are issued pursuant to the exercise of those Options. See Sections 1.2 "Conditions; Waiver", 11 "Purpose of the Offer; Plans for OzEmail--Intention to Compulsorily Acquire" and 14 "Certain Conditions of the Offer".

          By letter dated December 21, 1998, OzEmail has advised Purchaser that as at the date of that letter:

          (i) there were 146,732,714 Shares outstanding, of which approximately 42,855,100 Shares were represented by ADSs; and

          (ii) the total number of Options outstanding for one share each was 9,958,090.

          The conditions of the Offer are described in Sections 1.2 "Conditions; Waiver" and 14 "Certain Conditions of the Offer". Purchaser expressly reserves the right in its sole discretion to waive any one or more of the conditions to the Offer, subject to the limitations imposed by applicable law as set forth in
Section 1 "Terms of the Offer" and Section 14 "Certain Conditions of the Offer".

          THIS OFFER TO PURCHASE, THE PART A STATEMENT, THE ACCEPTANCE AND TRANSFER FORM AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                 THE TENDER OFFER

          1. TERMS OF THE OFFER

          1.1  Offer Period

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will purchase and pay for all Securities validly tendered prior to the Expiration Date (as defined herein) and not withdrawn in accordance with Section 4.

          The term "Expiration Date" means 1:00 a.m., New York City time, on
February [    ], 1999 and 5:00 p.m., Sydney time, on February [    ], 1999
unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open as described in Section 1.4 below, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

          1.2   Conditions; Waiver

          The Offer is conditional upon:

          (i) Purchaser being entitled at the Expiration Date to not less than 90% of all Shares (including Shares represented by ADSs) and either:

                (A) three-quarters of the offerees have at the Expiration Date disposed of to Purchaser (whether by accepting the Offer or otherwise) the Shares or Shares represented by ADSs subject to acquisition that were held by them; or

                (B) at least three-quarters of the persons who were registered as the holders of Shares or Shares represented by ADSs immediately before the day on which the Part A Statement was served on OzEmail are not so registered at the end of one month after the end of the Offer Period; and

          (ii)  the other conditions set forth in Section 14.

          Under the Australian Corporations Law, the method of application of the Minimum Condition to Shares represented by ADSs is unclear and untested. This is because, in the U.S., owners of Shares represented by ADSs often hold through a nominee, and it is neither customary nor a requirement of U.S. law for a nominee, when lodging an acceptance, to identify either the names of the persons on whose behalf the offer is accepted, or even the number of persons on whose behalf the offer is accepted. For these reasons Purchaser's ability to proceed to compulsory acquisition will require consultation with the ASIC, and may involve modifications of the Australian Corporations Law. The method of application will be resolved during the Offer Period, and an announcement made about this method.

          Subject to compliance with applicable laws, Purchaser reserves the right (but shall not be obligated) to waive the Minimum Condition or waive any or all other conditions at any time prior to the Expiration Date. If the Offer becomes or is declared free of all conditions, Purchaser will purchase all Securities validly tendered and not withdrawn. Furthermore, unless the Australian Securities and Investments Commission (the "ASIC") consents, Purchaser will not be permitted to purchase Securities if all conditions have not been satisfied or waived as described above.

          1.3   Variation of Offer; Termination

          Subject to the applicable regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion at any time and from time to time, to:

          (i) amend or vary the Offer as permitted by Section 654 of the Corporations Law, (which, except in relation to increases in the Offer consideration and certain extensions of the Offer Period, generally restricts the offeror from varying the Offer without the consent of the ASIC); and

         (ii) if the requisite consent of the ASIC is obtained, and subject to any conditions as may be specified in such consent, withdraw the Offer prior to the Expiration Date and not accept for payment any Securities if any of the conditions referred to in Section 14 have been breached (which breach has not been waived) or upon the occurrence of any of the events specified in Section 14 "Certain Conditions of the Offer", in each case by giving oral or written notice of such termination or amendment to the U.S. Depositary and by making a public announcement thereof, as described below, and in accordance with the procedures prescribed by Section 657 of the Corporations Law described in Section 1.5 below.

          Purchaser acknowledges that it will promptly return the Securities tendered after the expiration or withdrawal of the Offer if at that time the Offer remains subject to a condition that has not been satisfied or waived.

          1.4   Extension of Offer

          Except as specified below, Purchaser expressly reserves the right, in its sole discretion, but subject to applicable laws and compliance with the procedures specified in Section 1.5, at any time and from time to time prior to the Expiration Date, to extend for any reason the period of time during which the Offer is open, including as a result of the occurrence of any of the events specified in Section 14, by giving oral or written notice of such extension to the U.S. Depositary and by making a public announcement thereof, as described below, and by following the procedures prescribed by Section 657 of the Corporations Law, as described in Section 1.5 below. Subject to the rights of holders to withdraw tendered Securities prior to the Expiration Date, Purchaser also reserves the right to retain until the Expiration Date Securities which have been tendered during the period or periods for which the Offer is extended. During any such extension, all Securities previously tendered and not withdrawn will remain subject to the terms and conditions of the Offer, subject to the rights of a tendering holder to withdraw any tendered Securities prior to the Expiration Date. See Section 4 "Withdrawal Rights". Under no circumstance will interest be paid on the purchase price for tendered Securities, whether or not the Offer is extended.

          If Purchaser varies the consideration for the Offer, declares the Offer to be free of all or any conditions or waives an event which would cause the breach or non-fulfillment of any condition, Purchaser will notify holders of such variation, declaration or waiver in accordance with the procedures described below, will provide any additional information required by applicable laws and will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

          If, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all holders whose Securities are accepted for payment pursuant to the Offer, and if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Securities, the Offer is scheduled to expire at any time earlier than the period ending on the tenth U.S. business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten U.S. business day period. For purposes of the Offer, a "U.S. business day" means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time, as calculated in accordance with Rule 14d-1 under the Exchange Act.

          If Purchaser declares the Offer free from all conditions and if at the time such declaration is made the Offer is scheduled to expire at any time earlier than the period ending on the fifth U.S. business day from and including the date that such declaration is so made, the Offer will be extended at least until the expiration of such five U.S. business day period.

          1.5   Notification of Waiver, Variation, Extension or Withdrawal

          Any extension, withdrawal, waiver or variation of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, such announcement will be made no later than 9:00 a.m., New York City time, on the next U.S. business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act), and without limiting the generality of the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

          Under the Corporations Law, a variation of the Offer shall be made by serving on OzEmail a notice signed by two directors of Purchaser (or their agents) authorized so to sign by a resolution passed at a meeting of the directors, which notice has been registered by the ASIC and which sets out, among other things, the terms of the proposed variation and particulars of any resulting modifications to the Part A Statement. A copy of that notice must also be sent to each person to whom an Offer is made. Pursuant to a modification granted by the ASIC, a notice of variation of the Offer will also be served on the ASX and published in a newspaper circulating nationally in Australia and will be released to the Dow Jones News Service in the United States as soon as practicable after the variation of the Offer.

          1.6   Options

          Under the Corporations Law, the Offer is made to each holder of Securities on January [ ], 1999. Pursuant to modifications of the Corporations Law granted by the ASIC, the Offer is also made to all holders of Securities issued during the Offer Period on the exercise of Options or otherwise. Accordingly, the Offer relates to and is made in respect of all Securities which are outstanding during the Offer Period.

          1.7  Offer to New Holders

          Pursuant to Section 649 of the Corporations Law, if at the time the Offer is made to a holder of Securities, or at any time before the Expiration Date, another person is, or is entitled to be, registered as the holder of such first holder's Securities to which this Offer relates then (i) a corresponding

Offer is deemed to have been made to that other person in respect of those Securities, (ii) a corresponding Offer is deemed to have been made to the first holder in respect of any other Securities to which the Offer relates, and (iii) this Offer is deemed to have been withdrawn from such first holder immediately after that time.

          1.8  Nominees

          If at any time during the Offer Period the holder is a trustee for or nominee of two or more persons, or the holder's Shares or ADSs for some other reason consist of two or more distinct portions within the meaning of section 650 of the Corporations Law, then a separate Offer will be deemed to have been made to the holder in relation to each of the distinct portions of the holder's Shares or ADSs.

          1.9  Registers

          OzEmail has agreed, pursuant to the Subscription Agreement entered into between OzEmail and Purchaser on December 12, 1998, to provide to Purchaser a list of holders of the Shares. A demand may be made on The Bank of New York as depositary under the deposit agreement pursuant to which the ADSs are issued for a list of ADS holders. A further demand may be made on OzEmail pursuant to Rule 14d-5 under the Exchange Act for the use of OzEmail's shareholder list (including a list of holders of ADSs) and security position listings. Based upon the information provided pursuant to such requests, this Offer to Purchase, the Part A Statement, the related Acceptance and Transfer Form and Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Securities and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list of OzEmail and persons listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Securities.

          2. PROCEDURES FOR TENDERING SHARES AND ADSs

          2.1   Valid Tender of Shares

          This section should be read together with the instructions on the Acceptance and Transfer Form. The provisions of this section shall be deemed to be incorporated in, and form a part of the Acceptance and Transfer Form. The instructions printed on the Acceptance and Transfer Form shall be deemed to form part of the terms of the Offer as it relates to Shares.

          UNLESS A HOLDER OF SHARES (INCLUDING A HOLDER OF UNCERTIFICATED SHARES HELD THROUGH CHESS) COMPLETES, SIGNS AND RETURNS A SUBSTITUTE FORM W-8 OR W-9 CONTAINED IN THE ACCEPTANCE AND TRANSFER FORM, PURCHASER WILL BACKUP WITHHOLD UNITED STATES FEDERAL INCOME TAX AT THE RATE OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH HOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. FAILURE TO COMPLETE THE SUBSTITUTE FORM W-8 OR W-9 IS NOT A CONDITION PRECEDENT TO A VALID ACCEPTANCE OF THE OFFER, BUT WILL GENERALLY RESULT IN THE IMPOSITION OF WITHHOLDING TAX. SEE SECTION 5 "CERTAIN TAX CONSEQUENCES--CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES--INFORMATION REPORTING AND BACKUP

WITHHOLDING". ACCORDINGLY, ALL HOLDERS OF SECURITIES (INCLUDING HOLDERS OF SHARES HELD THROUGH CHESS) WHO WISH TO ACCEPT THE OFFER ARE URGED TO COMPLETE, AS APPROPRIATE, EITHER THE SUBSTITUTE W-8 OR W-9 CONTAINED IN THE LETTER OF TRANSMITTAL AND ACCEPTANCE AND TRANSFER FORM AND SIGN AND RETURN THE RELEVANT FORM IN ACCORDANCE WITH THE PROCEDURES SPECIFIED IN SECTION 2.

          CHESS Holdings. For holders of Shares held through the Clearing House Electronic Subregister System ("CHESS"), acceptance of the Offer and tender of those Shares can only be made in accordance with the Securities Clearing House ("SCH") Business Rules. To tender Shares which are in a CHESS Holding, a holder should:

          (i) instruct such holder's CHESS Controlling Participant to initiate acceptance of the Offer in accordance with Rule 16.3 of the SCH Business Rules before the Expiration Date and notify the holder's Controlling Participant whether the holder wishes to receive the consideration in U.S. or Australian dollars; or

          (ii) if the holder is a Broker or a Non Broker Participant, initiate acceptance of the Offer in accordance with Rule 16.3 of the SCH Business Rules before the Expiration Date and advise the Registry whether the holder wishes to receive the consideration in U.S. or Australian dollars.

          If a holder of Shares held through CHESS does not accept the Offer in accordance with Rule 16.3 of the SCH Business Rules as described above, but completes and returns the relevant sections of the Acceptance and Transfer Form, Purchaser may treat that form as a valid acceptance of the Offer, conditional upon that holder's Controlling Participant subsequently initiating acceptance of the Offer in accordance with the authorization granted by the holder in the Acceptance and Transfer Form.

          Issuer Sponsored Holdings. For holders of Shares which are held in Issuer Sponsored Holdings, acceptance of the Offer and tender of those Shares can only be made by completing and executing the Acceptance and Transfer Form in accordance with the instructions which appear on it and mailing or delivering it to the Registry in Australia, or if such holder is located in the United States, to the U.S. Depositary in each case at the address set forth on the back cover of this Offer to Purchase.

          Certificated Shares. For holders of Shares which are held in certificated form, acceptance of the Offer and tender of those Shares can only be made by completing and executing the Acceptance and Transfer Form in accordance with the instructions which appear on it and mailing or delivering it, together with any Share certificate(s) evidencing the Shares, to the Registry in Australia, or if such holder is located in the United States, to the U.S. Depositary, in each case at the address set forth on the back cover of this Offer to Purchase.

          Beneficial Owners. Beneficial owners whose shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in accepting the Offer.

          Entitlement to Shares. A person who is entitled to be registered in respect of Shares but who, at the time of acceptance of the Offer, is not registered as the holder of such Shares, must accept the Offer by completing and signing the Acceptance and Transfer Form in accordance with the instructions which appear on it and mailing or delivering it, together with evidence which establishes that person's entitlement to be registered in respect of those Shares, to the Registry in Australia or, if such person is located in the United States, to the U.S. Depositary, in each case at the address set forth on the back cover of this Offer to Purchase.

          The Acceptance and Transfer Form. The Acceptance and Transfer Form and the signing instructions set out in it form part of this Offer to Purchase and their requirements must be observed in the acceptance of the Offer by holders of certificated Shares, by persons entitled to become registered as holders of certificated Shares and by holders of Shares in an Issuer Sponsored Holding and should be observed in the acceptance of this Offer by holders of Shares held through CHESS. By signing and returning the Acceptance and Transfer Form, a holder will:

          (i) accept the Offer directly, or in the case of Shares held through CHESS, authorize Purchaser to instruct the holder's Controlling Participant to initiate the acceptance of this Offer to Purchase on the holder's behalf in circumstances where the holder has not previously initiated such acceptance as described above;

         (ii) elect whether the holder wishes to receive Australian dollars or U.S. dollars in respect of the Shares (see Section 3 "Acceptance for Payment and Payment for Shares and ADSs--Currency Election") unless, in the case of the CHESS Holder, the holder has instructed his or her broker as to the currency election; and

        (iii) provide certain information required in order to avoid the imposition of United States federal backup withholding tax (see
                Section 5 "Certain Tax Consequences--Certain United States Federal Income Tax Consequences--Information Reporting and Backup Withholding").

          Acceptance of the Offer by holders of certificated Shares or by persons entitled to certificated Shares will be deemed effective only when the duly completed Acceptance and Transfer Form and any relevant Share certificate(s) or other documents have been received by the Registry or the U.S. Depositary, as applicable, in each case, at the address as set forth on the back cover of this Offer to Purchase.

          Acceptance of the Offer by holders of Shares in an Issuer Sponsored Holding or by persons entitled to Shares in an Issuer Sponsored Holding will be deemed effective only when the duly completed Acceptance and Transfer Form has been received by the Registry or the U.S. Depositary, as applicable, in each case, at the address as set forth on the back cover of this Offer to Purchase.

          HOLDERS OF SHARES ARE ADVISED THAT THE METHOD CHOSEN TO SEND SHARE CERTIFICATES, IF ANY, AND THE PROPER COMPLETION OF AND DELIVERY OF THE ACCEPTANCE AND TRANSFER FORM AND OTHER DOCUMENTS IS AT THE OPTION AND RISK OF EACH TENDERING HOLDER AND THE DELIVERY THEREBY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE REGISTRY OR THE U.S. DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY PRIOR TO THE EXPIRATION DATE.

          Notwithstanding the foregoing, Purchaser may in its discretion treat any Acceptance and Transfer Form received by the Registry or the U.S. Depositary as valid or waive any requirement of this section in any case, but the payment of the consideration in accordance with the Offer will not be made until any irregularity has been resolved or waived and any Share certificate(s) or other documents have been received or an acceptable indemnity in lieu of receipt of the Share certificate(s), together with any other documents required to procure registration, have been received by the Registry or the U.S. Depositary.

          2.2  Valid Tender of ADSs

          This section should be read together with the instructions on the Letter of Transmittal. The provisions of this section shall be deemed to be incorporated in, and form a part of, the relevant Letter of Transmittal. The instructions printed on the relevant Letter of Transmittal shall be deemed to form part of the terms of the Offer as it relates to ADSs. Except as set forth below, in order for ADSs to be validly tendered pursuant to the Offer, the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of ADSs and any other required documents must be received by the U.S. Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and (i) the ADRs evidencing tendered ADSs must be received by the U.S. Depositary along with the Letter of Transmittal, (ii) ADSs must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation (as defined below) must be received by the U.S. Depositary, in each case prior to the Expiration Date, or (iii) the tendering holder must comply with the guaranteed delivery procedures described below.

          The Offer in respect of ADSs shall be validly accepted by delivery of a Letter of Transmittal, the relevant ADRs evidencing ADSs and other required documents to the U.S. Depositary by holders of ADSs (without any further action by the U.S. Depositary), subject to the terms and conditions set out in the Letter of Transmittal. The acceptance of the Offer by a tendering holder of ADSs evidenced by ADRs pursuant to the procedures described above, subject to the withdrawal rights described below, will be deemed to constitute a binding agreement between such tendering holder of ADSs and Purchaser upon the terms and subject to the conditions of the Offer. IF AN ADR EVIDENCING AN ADS HAS BEEN TENDERED BY A HOLDER OF ADSs, THEN THE SHARES REPRESENTED BY SUCH ADSs MAY NOT BE TENDERED INDEPENDENTLY OR IF SHARES HAVE BEEN TENDERED THEN NO ADSs REPRESENTING SUCH SHARES MAY BE TENDERED INDEPENDENTLY.

          HOLDERS OF ADSS ARE ADVISED THAT THE METHOD CHOSEN TO SEND ADR CERTIFICATES, IF ANY, AND THE PROPER COMPLETION OF AND DELIVERY OF THE LETTER OF TRANSMITTAL AND OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF EACH TENDERING HOLDER AND THE DELIVERY THEREBY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE U.S. DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY PRIOR TO THE EXPIRATION DATE.

          Book-Entry Transfer. The U.S. Depositary will establish an account with respect to interests in ADSs held in book-entry form at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of interests in ADSs by causing the Book-Entry Transfer Facility to transfer such interests in ADSs into the U.S. Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of interests in ADSs evidenced by ADRs may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of interests in ADSs, and any other required documents, must, in any case, be transmitted to and received by the U.S. Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for ADSs evidenced by ADRs to be validly tendered or the guaranteed delivery procedures described below must be complied with.

          The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the U.S. Depositary and forming a part of the Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering an interest in the ADSs, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

          REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE U.S. DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE U.S. DEPOSITARY.

          Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the NASD or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"), unless the ADSs tendered thereby are tendered (i) by a registered holder of ADSs who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

          If an ADR is registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made, or an ADR not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the ADR must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the ADR, with the signature(s) on such ADR or stock powers guaranteed as described above. Evidence of the payment of any applicable stock transfer tax must also be presented. See Instructions 1 and 5 of the Letter of Transmittal.

          If the ADRs are forwarded separately to the U.S. Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

          Guaranteed Delivery. If a holder of ADSs evidenced by ADRs desires to tender ADSs pursuant to the Offer and such holder's ADRs evidencing such ADSs are not immediately available or time will not permit all required documents to reach the U.S. Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed prior to the Expiration Date, such ADSs may nevertheless be tendered if all the following conditions are satisfied:

          (i)   the tender is made by or through an Eligible Institution;

         (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the U.S. Depositary as provided below prior to the Expiration Date; and

        (iii) the ADRs (or a Book-Entry Confirmation) representing all tendered ADSs, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the U.S. Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

          Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the U.S. Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the holder on whose behalf the tender is being made is deemed to own the ADSs within the meaning of Rule 14e-4 under the Exchange Act.

          Notwithstanding any other provisions hereof, payment for ADSs accepted for payment pursuant to the Offer will in all cases be made only after receipt by the U.S. Depositary within the permitted period of time of ADRs evidencing such ADSs, or of Book-Entry Confirmation with respect to, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering holders at the same time and will depend upon when ADRs evidencing such ADSs are received by the U.S. Depositary or Book-Entry Confirmations with respect to such ADSs are received into the U.S. Depositary's account at the Book-Entry Transfer Facility.

          2.3  Securities Issued on Exercise of Options

          Pursuant to modifications of the Corporations Law granted by the ASIC, the Offer is also made to all holders of Securities issued during the Offer Period pursuant to the exercise of Options. Purchaser is not offering to purchase (nor will tenders be accepted of) Options pursuant to the Offer. Accordingly, holders of Options who desire to tender Securities issuable upon exercise of such Options must first exercise those Options and then tender the resulting Securities in accordance with the procedures set forth in this Section 2 for the tender of Shares or ADSs as applicable.

          In addition, Purchaser will, after the Expiration Date and if sufficient Securities are acquired under the Offer, be seeking a modification of the Corporations Law to permit it to compulsorily acquire all Shares which are issued pursuant to the exercise of Options which remain outstanding after the Expiration Date, as and when such Securities are issued pursuant to the exercise of those Options. See Section 11-- "Purpose of the Offer; Plans for OzEmail-- Intention to Compulsorily Acquire".

          2.4   Appointment as Proxy and Attorney

          By tendering Securities, a holder irrevocably appoints Purchaser and each of its directors, secretaries and officers from time to time jointly and each of them severally as such holder's true and lawful attorney-in-fact and proxy with effect from the date that this Offer or any contract resulting from acceptance of this Offer becomes free from its conditions or such conditions are satisfied or waived or, in the case of ADSs, the date from which such ADSs are accepted for payment, with power to do all things which such holder could lawfully do in relation to its Securities or in exercise of any right derived from the holding of its Securities, including (without limiting the generality of the foregoing):

          (i)   attending and voting at any meeting of OzEmail;

         (ii) demanding a poll for any vote to be taken at any meeting of OzEmail;

        (iii) proposing or seconding any resolution to be considered at any meeting of OzEmail;

         (iv) requisitioning the convening of any meeting of OzEmail and convening a meeting pursuant to any such requisition;

          (v) notifying OzEmail that such holder's address in the records of OzEmail for all purposes including the despatch of notices of meeting, annual reports and dividends, should be altered to an address nominated by Purchaser;

         (vi) receiving from OzEmail, or any other party, and retaining any Share certificates which were held by OzEmail, or any other party;

        (vii) executing all forms, notices, instruments (including an instrument appointing a director of Purchaser as a proxy) in respect of any or all of the Securities and resolutions relating to the Securities and generally to exercise all powers and rights which a person may have as a shareholder and performing such action as may be appropriate in order to vest good title in the Securities in Purchaser; and

       (viii) doing all things incidental and ancillary to any of the foregoing,

and to have agreed that in exercising the powers conferred by that power of attorney, the attorney may act in the interest of Purchaser as the intended registered holder and beneficial holder of such holder's Securities. Such appointment, being given for valuable consideration to secure the interest acquired in such holder's Securities, when effective, will revoke all prior proxies given by such holder with respect to the Securities without further action and no subsequent proxies will be given by such holder with respect to such Securities. Such appointment is irrevocable, and terminates upon registration of a transfer to Purchaser of such holder's Securities. Purchaser reserves the right to require that, in order for Securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Securities, Purchaser must be able to exercise full voting rights with respect to such Securities. As set forth in Section 4, the Offer will not be deemed to be validly accepted in respect of any Securities which have been withdrawn, and accordingly the foregoing proxy and power of attorney will cease to be effective in respect of any Securities which are validly withdrawn. If such Securities are subsequently re-tendered the appointment of proxies and attorneys-in-fact with respect to those Securities and the effectiveness of such appointment as described above will apply. If the Offer or any contract resulting from acceptance of the Offer becomes free from its conditions or such conditions are satisfied or waived, the proxy and power of attorney will be effective by reason of such fact unless and until such time, if any, that the Securities to which they relate are properly withdrawn.

          2.5   Determination of Validity

          All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Securities pursuant to any of the procedures described above will be determined by Purchaser in the reasonable exercise of its discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or if the acceptance for payment of, or payment for, the Securities, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its discretion, to waive any defect or irregularity in any tender with respect to Securities of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of Securities will be deemed to have been validly made until all defects and irregularities have been cured or waived.

          Purchaser's reasonable interpretation of the terms and conditions of the Offer (including the Acceptance and Transfer Form, Letter of Transmittal and the instructions thereto) will be final and binding. None of MCI WorldCom, Intermediate, Purchaser, the Dealer Manager, the Financial Advisors, the U.S. Depositary, the Information Agent, the Registry, the Controlling Participant or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

          3.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES AND ADSs

          3.1   Payment

          Upon the terms of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), if the conditions of the Offer are satisfied or are waived, then subject to Purchaser's right to withdraw the Offer with the consent of the ASIC, Purchaser will pay for all Securities validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly, but in any event not later than the earlier of:

          (i)   the third U.S. business day after the Expiration Date; and

         (ii)   thirty days after the later of:

                (A) the date the Offer is accepted by tendering holders of Securities; and

                (B)     the Condition Waiver Date.

          Payment for Securities accepted pursuant to the Offer will be made by check (which, in relation to payments for certificated Shares, Shares held in an Issuer Sponsored Holding or Shares held through CHESS tendered by holders with a registered address in Australia will be drawn on the Australian branch of an Australian bank) and be sent by pre-paid ordinary mail or, in the case of holders with addresses outside of Australia or the United States, by pre-paid airmail, to the address of the tendering holder as shown in the relevant Acceptance and Transfer Form or maintained under the SCH Business Rules, in the case of Shares, or the Letter of Transmittal, in the case of ADSs (subject to any Special Payment Instructions or Special Delivery Instructions included therein). UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SECURITIES BE PAYABLE.

          3.2   Currency Election

          The consideration payable under the Offer is denominated in U.S. dollars. However, all tendering holders will have the right to elect to receive all (but not part) of the payment in Australian dollars. Provision for and instructions in respect of such election are contained in the Letter of Transmittal, in the case of a holder tendering ADSs, and in the Acceptance and Transfer Form in the case of a holder tendering Shares. In addition, holders of Shares through CHESS can also elect to receive payment in U.S. or Australian dollars by instructing their Controlling Participant to make such an election. Holders of Shares in an Issuer Sponsored Holding and holders of certificated Shares can elect to receive payment in U.S. or Australian dollars by making an election on the Acceptance and Transfer Form. In the event a holder does not make such an election, a holder tendering ADSs will receive U.S. dollars and a holder tendering Shares will be deemed to have elected to receive Australian dollars. Conversion of U.S. dollars into Australian dollars will be made on the following basis: the cash amount payable in U.S. dollars to which such holder would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from U.S. dollars to Australian dollars at the exchange rate obtainable by the Registry, in the case of certificated Shares tendered by holders located outside the United States or Shares held in an Issuer Sponsored Holding or held through CHESS, or the U.S. Depositary, in the case of ADSs or certificated Shares tendered by holders located in the United States, on the spot market in Sydney, in the case of the Registry, and in New York, in the case of the U.S. Depositary, at approximately noon (Sydney or New York City time, as applicable) on the date cash consideration is made available by Purchaser to the Registry or the U.S. Depositary, as applicable, for delivery in respect of the relevant Securities. A holder of Securities will receive such amount on the basis set out above in respect of the whole of such holder's holding of Shares or ADSs in respect of which such holder accepts the Offer.

          THE ACTUAL AMOUNT OF AUSTRALIAN DOLLARS RECEIVED WILL DEPEND UPON THE EXCHANGE RATE PREVAILING ON THE BUSINESS DAY ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY PURCHASER. HOLDERS OF SECURITIES SHOULD BE AWARE THAT THE U.S. DOLLAR/AUSTRALIAN DOLLAR EXCHANGE RATE WHICH IS PREVAILING AT THE DATE ON WHICH AN ELECTION IS MADE TO RECEIVE AUSTRALIAN DOLLARS AND ON THE DATE OF PAYMENT MAY BE DIFFERENT FROM THAT PREVAILING ON THE BUSINESS DAY ON WHICH FUNDS ARE MADE AVAILABLE TO THE REGISTRY OR THE U.S. DEPOSITARY, AS THE CASE MAY BE, BY PURCHASER. IN ALL CASES, FLUCTUATIONS IN THE U.S. DOLLAR/AUSTRALIAN DOLLAR EXCHANGE RATE ARE AT THE RISK OF TENDERING HOLDERS OF SECURITIES WHO ELECT, OR WHO IN DEFAULT OF SUCH ELECTION ARE DEEMED TO HAVE ELECTED, TO RECEIVE THEIR CONSIDERATION IN AUSTRALIAN DOLLARS. PURCHASER SHALL HAVE NO RESPONSIBILITY WITH RESPECT TO THE CASH CONSIDERATION PAYABLE OTHER THAN TO MAKE PAYMENT IN ACCORDANCE WITH THE FOREGOING.

          3.3   Acceptance for Payment of Shares

          Purchaser shall be taken to have accepted Shares for payment when this Offer has been validly accepted in accordance with its terms or any defects in the acceptance have been waived or cured and the Offer is or has become unconditional in all respects.

          3.4   Acceptance for Payment of ADSs

          In all cases, payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after receipt within the permitted time period by the U.S. Depositary of (i) (A) the ADRs evidencing such ADSs or (B) confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such ADRs into the Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 2, (ii) (A) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or (B) an Agent's Message in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

          For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered ADSs if and when Purchaser gives oral or written notice to the U.S. Depositary of Purchaser's acceptance of such ADSs for payment. Payment for ADSs accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the U.S. Depositary, which pursuant to the Letter of Transmittal will be appointed and act as agent for tendering holders for the purpose of receiving payment from Purchaser and transmitting payment to such tendering holders. Purchaser's acceptance for payment of ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and Purchaser upon the terms and subject to the conditions of the Offer.

          Upon the deposit of funds with the U.S. Depositary for the purpose of making payments to tendering holders of ADSs, Purchaser's obligation to make such payment shall be satisfied and tendering holders must thereafter look solely to the U.S. Depositary for payment of amounts owed to them by reason of the acceptance for payment of ADSs pursuant to the Offer.

          3.5   General

          Purchaser will pay any stock transfer taxes (including stamp duty) incident to the transfer to it of validly tendered Securities, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Dealer Manager, the Financial Advisors, the U.S. Depositary, the Registry and the Information Agent.

          If any tendered Securities are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if Share certificates and ADRs are submitted evidencing more Shares than are tendered, then, in the case of certificated Shares and ADSs, Share certificates and ADRs evidencing unpurchased or untendered Shares and ADSs will be returned, without expense to the tendering holder (or, in the case of ADSs tendered by book-entry transfer into the U.S. Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such ADSs will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer and, in the case of Shares held in an Issuer Sponsored Holding, by notification to the Registry or, in the case of Shares held in a CHESS Holding, in accordance with the SCH Business Rules.

          IF, PRIOR TO THE EXPIRATION DATE, PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SECURITIES PURSUANT TO THE OFFER, SUCH CONSIDERATION WILL BE PAID TO ALL HOLDERS WHOSE SECURITIES ARE PURCHASED IN THE OFFER (INCLUDING ANY SECURITIES WHICH HAVE BEEN TENDERED PREVIOUSLY AND PAID
FOR).

          4. WITHDRAWAL RIGHTS

          Except as otherwise provided in this Section 4, tenders of Securities made pursuant to the Offer are irrevocable. Holders of Securities will be able to withdraw their acceptances at any time prior to the Expiration Date. The Offer will not be deemed to have been validly accepted in respect of any Securities which have been withdrawn. However, the Offer may be accepted again in respect of the withdrawn Securities by the holder re-tendering those Securities by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

          Holders who have validly tendered Securities and been paid for those Securities in accordance with Section 3, may withdraw those Securities by providing to the Registry (in the case of a holder of certificated Shares or Shares in an Issuer Sponsored Holding located outside the United States or a holder of Shares through CHESS) or the U.S. Depositary (in the case of holders of certificated Shares located in the United States or ADSs), prior to the Expiration Date:

          (i)   a notice of withdrawal in respect of those Securities; and

         (ii) cleared funds in an identical amount and in the same currency as the funds that were paid to such holder by Purchaser for the tendered Securities to be withdrawn,

in which case Purchaser will arrange for Securities (as originally tendered by the holder) to be returned to the holder. However, in the foregoing circumstances, if a holder wishes to effect a withdrawal and has not received the purchase monies for such Securities even though those purchase monies have been paid by Purchaser in respect of such holder's Securities, such holder's notice of withdrawal will be effective upon receipt of a notice of withdrawal in the manner described herein without providing such funds with the notice of withdrawal, but (a) such notice of withdrawal will be deemed to be an agreement to provide such cleared funds as soon as possible following receipt of such funds by the holder and (b) no certificate or other evidence of ownership of such Securities will be returned to the holder until such funds have been paid.

          All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by Purchaser, in the reasonable exercise of its discretion, the determination of which will be final and binding. None of MCI WorldCom, Intermediate, Purchaser, the Dealer Manager, the Financial Advisor, the U.S. Depositary, the Information Agent, the Registry, the Controlling Participant or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

          Withdrawal of Uncertificated Shares. Any withdrawal of Shares held through a CHESS Holding must be made in accordance with Rule 16.5 of the SCH Business Rules. Any holder of Shares held in CHESS who wishes to withdraw those shares from the Offer in accordance with the foregoing must instruct their Controlling Participant to initiate that withdrawal prior to the Expiration Date. Withdrawals of uncertificated Shares may not be rescinded.

          Withdrawal of Certificated Shares. For a withdrawal of certificated Shares to be effective, a written or facsimile transmission notice of withdrawal must be received by the Registry, in the case of holders located outside the United States, or the U.S. Depositary, in the case of holders located in the United States, prior to the Expiration Date at their respective addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the certificated Shares to be withdrawn, the number of certificated Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the Shares evidenced by such Share certificates. Withdrawals of certificated Shares may not be rescinded.

         Withdrawal of Issuer Sponsored Holding. For a withdrawal of Shares in an Issuer Sponsored Holding to be effective a written or facsimile transmission notice of withdrawal must be received by the Registry prior to the Expiration Date at the address of the Registry set forth on the back of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares in an Issuer Sponsored Holding and the name of the registered holder, if different from that of the person who tendered the Shares. Withdrawals of Issuer Sponsored Holdings may not be rescinded.

          Withdrawal of ADSs. For a withdrawal of ADSs to be effective, a written or facsimile transmission notice of withdrawal must be received by the U.S. Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and (if ADRs have been tendered) the name of the registered holder, if different from that of the person who tendered the ADSs evidenced by such ADRs. If ADRs evidencing ADSs to be withdrawn have been delivered or otherwise identified to the U.S. Depositary, then prior to the physical release of such ADRs, the serial numbers shown on the particular ADRs evidencing the ADSs to be withdrawn must be submitted to the U.S. Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless interests in ADSs evidenced by ADRs have been tendered for the account of an Eligible Institution. If interests in ADSs evidenced by ADRs to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs, in which case a notice of withdrawal will be effective if delivered to the U.S. Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of ADSs may not be rescinded.

          5.   CERTAIN TAX CONSEQUENCES

          5.1  Certain United States Federal Income Tax Consequences

          The following is a summary of certain United States federal income tax consequences of the Offer to holders of the Securities and is for general information purposes only. This summary is based on the United States federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States federal income taxation which may be important to particular holders in light of their individual investment circumstances, such as holders who acquired their Securities through the exercise of Options or otherwise as compensation, or to holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, and tax-exempt organizations). In addition, this summary does not address state, local or foreign tax consequences. This summary assumes that holders hold their Securities as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Holders of the Securities are urged to consult their tax advisors regarding the specific United States federal, state, local, and foreign income and other tax consequences of the Offer.

          For purposes of this summary, a "U.S. holder" means a beneficial holder of the Securities who, for United States federal income tax purposes, is
(i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

          U.S. Holders. In general, a U.S. holder will recognize capital gain or loss upon the receipt of payment in exchange for the Securities pursuant to the Offer in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the Securities tendered. Any such gain will be treated as income from sources within the United States and, although the matter is subject to uncertainty, any such loss may be treated as a foreign source loss for federal income tax purposes.

          Under recently enacted legislation, the maximum individual U.S. federal income tax rate on net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual holder from the disposition of Securities that have been held for more than 12 months will generally be subject to tax at a rate not to exceed 20%. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. Certain limitations exist on the deductibility of capital losses by both corporations and individual taxpayers.

          U.S. holders who receive payments in Australian dollars for their Securities pursuant to the Offer should consult their tax advisors regarding whether the receipt of such payments would result in foreign exchange gain or loss for United States federal income tax purposes.

          Non-U.S. Holders. A non-U.S. holder will generally not be subject to United States federal income tax on gain recognized upon the exchange of the Securities for cash pursuant to the Offer unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder or (ii) in the case of a non-U.S. holder who is a non-resident alien individual, such holder is present in the United States for 183 days or more and certain other conditions are met. Non-U.S. holders should also consult applicable treaties, if any, which may exempt from United States taxation any such gain.

          Information Reporting and Backup Withholding. Payments made to holders of the Securities pursuant to the Offer may be subject to information reporting to the U.S. Internal Revenue Service and to United States federal backup withholding tax at the rate of 31% on the gross amount of such payments. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or a certificate of foreign status and makes certain other required certifications, or who is otherwise exempt from backup withholding (e.g., a U.S. corporation). To avoid information reporting and backup withholding, holders of the Securities may provide the U.S. Depositary or the Registry, as the case may be, with a properly executed Substitute Form W-9 ("Request for Taxpayer Identification Number and Certification"), in the case of a U.S. holder, or a properly executed Substitute Form W-8 ("Certificate of Foreign Status"), in the case of a non-U.S. holder. These forms are included in the Letter of Transmittal and the Acceptance and Transfer Form for your convenience. If a tendering holder fails to provide a properly completed Substitute Form W-8 or W-9 Purchaser will withhold tax from payments made to such holder unless it is otherwise satisfied that such holder is an exempt foreign person. See Instruction 11 of the Letter of Transmittal or Section III of the Acceptance and Transfer Form.

          5.2   Certain Australian Tax Consequences

          Securities Exchanged by Australian Residents. In general, an Australian resident holder of Securities who, pursuant to the Offer, exchanges those Securities for cash will be taxed in Australia on any profit arising from that exchange where the Securities were purchased in the course of carrying on a business or with the intent of profit-making by sale.

          Alternatively, where the Australian resident holder of Securities did not acquire them in those circumstances (e.g., they were purchased as a long term investment in order to derive future dividend income), any gain on disposal of those Securities will be taxed under Australia's capital gains tax rules.

          Broadly, if the capital gains tax rules apply, the exchange will result in a taxable capital gain to the holder if the cash consideration received for the Securities exceeds the Securities' cost base (i.e., broadly, the Securities' acquisition cost, in addition to incidental costs associated with acquisition or disposal), indexed for inflation where the Securities have been held for greater than 12 months. In calculating the taxable capital gain, if any, all amounts (e.g., consideration and cost base) are to be expressed in Australian dollars, calculated at the exchange rate at the time the holder elects to accept the Offer.

          Options Exercised by Australian Residents.    In general, an
Australian resident holder of Options who exercises Options and exchanges the Shares issued on exercise for cash, will be taxed in Australia on any profit arising from this transaction where the Options were originally acquired in the course of carrying on a business or with the intent of profit-making by sale of the Securities.

          Alternatively, where the Australian resident holder of Options did not acquire them in those circumstances (e.g., they were acquired as an investment), any gain arising from this transaction will be taxed under Australia's capital gains tax rules.

          Broadly, the transaction will result in a taxable capital gain to the holder if the consideration receivable in respect of the Securities exceeds the sum of the Option's exercise price, any cost of acquiring the Option and incidental costs associated with acquisition or exercise and disposal, indexed for inflation where the Options had been held for greater than 12 months. Special rules may, however, be applicable to Options issued by OzEmail to its employees.

          In calculating the taxable capital gain, if any, all amounts (e.g. consideration and cost base) are to be expressed in Australian dollars.

          Foreign Exchange Gains. There may be foreign exchange gain or loss implications which should be considered if relevant to the holder. Holders should seek their own advice in this regard.

          Australian Tax Consequences for Non-resident Holders. Non-resident holders of Securities will generally be subject to tax in Australia on gains resulting from the disposal of Securities pursuant to acceptance of the Offer only if:

          (i) the gain is derived in the course of carrying on a business and results from activities by or on behalf of the holder in Australia (unless the holder is entitled to the benefit of a double tax treaty and meets the requirements of that treaty for exemption from Australian tax); or

         (ii) the holder, either alone or in combination with its associates, has at any time within the five years preceding the disposal held a beneficial interest in 10% or more of the issued share capital of OzEmail.

          THE ABOVE DISCUSSION IS A GENERAL SUMMARY ONLY OF CERTAIN AUSTRALIAN TAX CONSEQUENCES OF ACCEPTANCE OF THE OFFER AND MAY NOT APPLY TO CERTAIN CLASSES OF SECURITY HOLDERS SUBJECT TO SPECIAL TAX RULES, INCLUDING BUT NOT LIMITED TO EMPLOYEES OF OZEMAIL, BANKS, INSURANCE COMPANIES OR DEALERS OR TRADERS IN SHARES, SECURITIES OR FINANCIAL INSTRUMENTS. SUCH HOLDERS OF SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFER.

          6.  PRICE RANGE OF SHARES; DIVIDENDS; EXCHANGE RATE

          The ADSs trade on the NNM under the symbol OZEMY and the Shares trade on the ASX under the symbol OZM. The ADSs began trading on the NNM on May 29, 1996 and the Shares began trading on the ASX on May 29, 1998. The following table sets forth, for the quarters indicated, the actual high and low sales prices per ADS on the NNM and per Share on the ASX, and dividends paid, as reported by Bloomberg Financial Markets.

                                                                                                               Cash
                                                                                                        -------------------
                                                                  U.S. Market         ASX Market              Dividend
                                                                 -------------      ---------------      -------------------
                                                                 Price of ADSs      Price of Shares      Paid per Share/(1)/
                                                                 -------------      ---------------      -------------------
                                                                High         Low   High          Low
                                                                ----         ---   ----          ---
                                                                 US$         US$    A$            A$            A$
Fiscal Year Ended December 31, 1996
             Fourth Quarter.............                        11.125      6.000
Fiscal Year Ended December 31, 1997
             First Quarter..............                        14.875      5.625
             Second Quarter.............                         8.875      5.375
             Third Quarter..............                        16.750      5.875
             Fourth Quarter.............                        14.250      7.125
Fiscal Year Ended December 31, 1998
             First Quarter..............                        17.750      7.500                              0.025
             Second Quarter (for ASX,                           28.875     15.500    3.657      2.800
              from May 29)..............
             Third Quarter..............                        27.250     11.250    4.150      2.080
             Fourth Quarter.............                        28.000      6.000    4.000      1.050

          (1) The Australian dividend payable date was March 27, 1998, while the U.S. dividend payable date was April 6, 1998.

          On December 11, 1998, the last full trading day prior to the date of public announcement by Purchaser that it would make the Offer, the last reported sales price of the ADSs on the NNM was US$20 7/8 per ADS and the last reported sales price of Shares on the ASX was A$3.39 per Share. On December 31, 1998,
the last reported sales price of the ADSs on the NNM was US$[        ] per ADS
and the last reported sales price of  the Shares on the ASX was A$[        ] per
Share.   HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES
AND ADSs.

          On December 31, 1998 the noon buying rate in New York City for cable transfers in Australian dollars as certified by the U.S. Federal Reserve Bank of
New York was US$[              ]:A$. Holders are urged to obtain a current
market quotation for the U.S. dollar-Australian dollar exchange rate.

          7.  CERTAIN INFORMATION CONCERNING OZEMAIL

          The information concerning OzEmail contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the SEC, the ASIC and the ASX and other public sources. Neither MCI WorldCom, Purchaser, the Dealer Manager, the Financial Advisors nor any other person connected with this Offer assumes any responsibility for the accuracy or completeness of the information concerning OzEmail contained in such documents and records or for any failure by OzEmail to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to MCI WorldCom, Intermediate, Purchaser, the Dealer Manager, the Financial Advisor or any other such person.

          OzEmail is a corporation incorporated under the laws of the State of New South Wales, Australia and its principal executive offices are located at Ground Floor, Building B, 39 Herbert Street, St Leonards, New South Wales, 2065, Australia. According to OzEmail's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the SEC, OzEmail provides Internet access and Internet related services. OzEmail is a leading provider of comprehensive Internet services in Australia, providing access to an extensive network, regionally-focused content, Internet implementation services and a large customer support team.

          Set forth below is a summary of certain consolidated financial information with respect to OzEmail, excerpted or derived from the audited financial information of OzEmail contained in OzEmail's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the unaudited financial information of OzEmail contained in OzEmail's Prospectus dated September 1, 1998 included as part of its Registration Statement on Form F-1 (File No 333-9320) and OzEmail's Form 6-K for the quarter ended September 30, 1998. According to those documents, such financial information has been prepared in accordance with U.S. generally accepted accounting principles. Certain additional information relating to OzEmail since June 30, 1998 is summarized in the Part A Statement and annexed thereto. More comprehensive financial information is included in reports and other documents filed with the SEC, the ASIC and the ASX. The following summary is not complete and reference is made to such reports and other documents, including the financial information and related notes contained thereon. Such reports and other documents may be inspected and copies may be obtained from the offices of the SEC, the ASIC, the ASX or NNM in the manner set forth below. As a result of OzEmail's acquisition of Access One in November 1997, results from period to period may not be comparable.

                                OZEMAIL LIMITED

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)





                                    From Inception to
                                       December 31,                   Year Ended December 31,   Nine Months Ended September 30,
-----------------------------------------------------------------------------------------------------------------------------------
                                       1994(1)           1995            1996        1997         1997        1998     1998(2)

Statement of Operations
Data                                   A$692            A$8,868         A$27,784    A$55,767     A$38,557   A$78,644    US$46,636
  Net Revenues                         -----            -------         --------    --------     --------   --------    ---------

Costs and expenses:
Cost of revenues -
  network operations
  and support                            160              2,265            6,952      15,976       10,976     19,890       11,795
Costs of revenues -
  communications and
  other                                  228              1,630            8,773      19,025       12,490     30,615       18,155

Sales and marketing                       92              2,190            7,617      14,387        9,617     16,432        9,744

Product development                       58                 84            2,284       9,267        6,945      5,128        3,041

General and administrative               114              1,875            4,157      12,498        6,373     14,875        8,821
Amortization of goodwill
and   other intangibles                   -                  -                -          533           -       3,772        2,237
                                       -----            -------         --------    --------     --------   --------    ---------


Total costs and expenses                 652              8,044           29,783      71,686       46,401     90,712       53,792
                                       -----            -------         --------    --------     --------   --------    ---------

Income (loss) from                        40                824          (1,999)    (15,919)      (7,844)   (12,068)      (7,156)
operations                               (7)               (50)            2,972       1,934        2,635        575          341
Other Income (Expense) Net             -----            -------         --------    --------     --------   --------    ---------

Income (loss) before
  provision for income
  taxes and minority
  equity interest                        33                774              973      (13,985)     (5,209)    (11,493)     (6,815)
Minority interest                         -                  -                -           -            -          13           8
Income tax benefit (expense)            (15)              (434)            (556)     (2,783)      (3,794)        270         160
                                       -----            -------         --------    --------     --------   --------    ---------

Net income (loss)                       A$18              A$400            A$434  A$(16,768)    A$(9,003) A$(11,210)  US$(6,648)
                                       =====            =======         ========  ==========    ========= ==========  ===========

Basic net income/(loss) per
  ADS(3)                              A$0.18             A$0.12           A$0.05    A$(1.60)     A$(0.87)   A$(0.93)   US$(0.55)

Diluted net income/(loss) per
  ADS(3)                              A$0.18             A$0.12           A$0.05    A$(1.60)     A$(0.87)   A$(0.93)   US$(0.55)

Weighted average basic
  Ordinary Shares(3)                     100             32,446           89,286     104,631      103,555   120,497      120,497

Weighted average diluted
  Ordinary Shares(3)                     100             33,941           94,986     104,631      103,555   120,497      120,497

                                              As of December 31,                                         As of
                                                                                                      September 30,
-------------------------------------------------------------------------------------------------------------------

                                          1994(1)    1995                 1996            1997            1998(2)
Balance Sheet Data:
Total assets                                A$925   A$5,529               A$65,310         A$113,786     A$101,851
Long-term obligations-
  finance leases                                -       500                    240             4,423         2,198
Total shareholders' equity                   A$18   A$1,517               A$54,506          A$49,166      A$65,768

          (1) OzEmail was founded in September 1994 through a number of simultaneous transactions. As a result of these transactions the proprietary e-mail service (the "Predecessor Business") previously controlled by OzEmail's Chief Executive Officer and principal founder, Sean Howard, was transferred to OzEmail in exchange for all of the then outstanding ordinary shares of OzEmail. The Predecessor Business had conducted limited operations through September 1994.

          (2) Amounts translated for convenience at the exchange rate between the U.S. dollar and the Australian dollar on September 30, 1998 of US$0.5903.
Source: Bloomberg Financial Markets Australian dollar spot close value on such date.

          (3) Following a 10 for 1 stock split in September 1997, one ADS represents 10 Shares. OzEmail adopted Statement of Financial Accounting Standards No. 128, "Earnings per share" ("SFAS 128") during the fourth quarter of the year ended December 31, 1997. All comparative information has been restated to comply with SFAS 128.

          OzEmail is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. These reports and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a web-site at www.sec.gov that contains OzEmail's reports and information statements and other information that has been filed since OzEmail began to file electronically with the SEC in April 1998. However, as a foreign private issuer, OzEmail is not required to file electronically and has stated publicly that it may not do so where such filing in electronic format would constitute an undue burden upon OzEmail. Reports and other information concerning OzEmail should also be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

          As a publicly listed company in Australia, OzEmail is subject to regulation by the ASIC and the ASX. The public can obtain information held by the ASIC about OzEmail by application to ASIC business centers located in the capital cities in Australia. Members of the public are entitled to obtain copies of most documents lodged with the ASIC. The ASIC also maintains a comprehensive on-line computer database and a more limited World Wide Web site. The public can also access information held by the ASX about any public company on application to any of the ASX business centers located in the capital cities in Australia.

          All of the information with respect to OzEmail and its affiliates set forth in this Offer to Purchase has been derived from publicly available information, unless otherwise indicated herein.

          8. CERTAIN INFORMATION CONCERNING PURCHASER, INTERMEDIATE, AND MCI WORLDCOM

          Purchaser. Purchaser was formed for the purpose of acquiring Securities. It was formed under the laws of New South Wales, Australia, and is a wholly-owned subsidiary of Intermediate, which is a wholly-owned subsidiary of MCI WorldCom. It has issued share capital of A$2, consisting of 2 fully paid ordinary shares, issued at A$1 each.

          Apart from entering into and performing the Subscription Agreement and making the Offer, Purchaser has not carried on any other activity. Apart from making the Offer, holding the Securities acquired under the Offer and other transactions contemplated by the Offer, it is not expected that Purchaser will before the expiration of the Offer engage in any activities. Due to the fact that Purchaser is newly formed and, except for the Shares purchased pursuant to the Subscription Agreement and the inter-company debt related thereto, has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available. The registered office of Purchaser is located at 44 Martin Place, Sydney, NSW, 2000, Australia.

          Intermediate. Intermediate is a Delaware corporation which is a wholly-owned subsidiary of MCI WorldCom. The principal executive offices of Intermediate are located at 3060 Williams Drive, Fairfax, Virginia 22031, U.S.A. Intermediate is a leading worldwide provider of a comprehensive range of Internet access options, applications, and consulting services to businesses, professionals and on-line service providers. Intermediate is controlled by MCI WorldCom and therefore the financial statements of Intermediate' activities are not provided, but Intermediate's financial results are included in the consolidated financial statements of MCI WorldCom.

          MCI WorldCom. MCI WorldCom is a Georgia corporation, the securities of which are traded on the NNM. The principal executive offices of MCI WorldCom are located at 515 East Amite Street, Jackson, Mississippi 39201-2702, U.S.A.

          As of September 30, 1998, MCI WorldCom and its subsidiaries had:

          (i)   total assets of US$82.3 billion on a consolidated basis; and

         (ii) net shareholders' investment of US$44.3 billion on a consolidated basis.

          MCI WorldCom is a holding company which, through its subsidiaries, is a global provider of telecommunications services. MCI WorldCom provides telecommunications services to business, governments, telecommunications companies and consumer customers through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations. MCI WorldCom was one of the first major facilities-based telecommunications companies with the capability to provide businesses with high quality local, long distance, Internet, data and international communications services over its global networks.

          In Australia, MCI WorldCom provides telecommunications services to business customers. These services are provided through fiber capacity leased from other parties. MCI WorldCom is currently on its own account and in conjunction with partners constructing or planning to construct local, long distance and international fiber capacity.

          MCI WorldCom is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning MCI WorldComm's directors and executive officers, their remuneration, stock options granted to them, the principal holders of MCI WorldCom's securities, any material interests of such persons in transactions with MCI WorldCom and other matters is required to be disclosed in proxy statements distributed to MCI WorldCom's shareholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection under MCI WorldCom's SEC File No. 0-11258 and copies may be obtained in the same manner as set forth for OzEmail in Section 7 of this Offer to Purchase. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms in other U.S. cities. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. MCI WorldCom's common stock is listed on the NNM, and reports, proxy statements and other information concerning MCI WorldCom should also be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

          Set forth below is a summary of certain consolidated financial data with respect to MCI WorldCom, excerpted or derived from audited financial statements presented in MCI WorldCom's Current Report on Form 8-K dated May 28, 1998 (filed May 28, 1998) and from the unaudited financial statements contained in MCI WorldComm's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998, in each case filed by MCI WorldCom with the SEC (which Current Report and Quarterly Report are hereby incorporated by reference herein). Except as otherwise indicated herein, financial information presented herein is shown in U.S. dollars and based upon U.S. generally accepted accounting principles. More comprehensive financial information is included in such reports and other documents filed by MCI WorldCom with the SEC. The financial information set forth below is a summary only and is not complete and reference is made to such reports and other documents, financial information and related notes contained therein which have been filed with the SEC. Such reports and other documents may be inspected and copies may be obtained from the SEC in the manner set forth above. Further, on request, Purchaser will provide copies of such reports and other documents to holders located outside the United States. Holders located outside the United States may make such a request through the Financial Advisors at the addresses set forth on the back cover of this Offer to Purchase. In addition, MCI WorldCom is required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system, which are available at the SEC's World Wide Web site as described above.

                               MCI WORLDCOM, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (in millions, except per share data)

                                              Nine Months Ended               Year Ended and at
                                             and at September 30,                December 31,
                                          ---------------------------------------------------------
                                             1998        1997        1997        1996       1995
                                          ---------------------------------------------------------
Revenues:
  Voice.................................   US$4,247    US$2,972    US$4,062    US$3,067   US$2,509
  Data..................................      1,768       1,160       1,618         956        738
  International.........................        976         515         726         225        130
  Internet..............................      1,507         384         566           -          -
                                          ---------------------------------------------------------
  Communications Services...............      8,498       5,031       6,972       4,248      3,377
                                          ---------------------------------------------------------
  Other.................................        163         333         411         201        259
                                          ---------------------------------------------------------
  Total revenues........................      8,661       5,364       7,383       4,449      3,636

Operating expenses:
  Line costs............................      4,141       2,783       3,764       2,397      1,963
  Selling, general and administrative...      1,904       1,200       1,626         867        689
  Depreciation and amortization.........      1,099         719         976         320        317
  In-process research and development and
  other charges.........................      3,725           -           -       2,740          -
                                          ---------------------------------------------------------

  Total.................................     10,869       4,702       6,366       6,324      2,969
                                          ---------------------------------------------------------
  Operating income (loss)...............     (2,208)        662       1,017      (1,875)       667
  Other income (expense):

  Interest expense......................       (351)       (289)       (395)       (253)      (253)
  Miscellaneous.........................         36          33          41          25         14
                                          ---------------------------------------------------------
Income (loss) before income taxes,
minority interests and extraordinary
items...................................     (2,523)        406         663      (2,103)       428
Provision for income taxes..............        462         261         416         130        171
                                          ---------------------------------------------------------

Net income (loss) before minority
interests and extraordinary items.......     (2,985)        145         247      (2,233)       257

Minority interests......................         11           -           -           -          -
Extraordinary items (net of income
taxes of US$16 in 1996, US$0 in 1997
and US$78 in 1998)......................       (129)         (3)         (3)        (24)         -
Distributions on subsidiary trust
manditorily redeemable preferred
securities..............................          3           -           -           -          -

Preferred dividend requirements.........         13          20          26           1         18
Special dividend payment to Series 1
preferred shareholder...................          -           -           -           -         15
                                          ---------------------------------------------------------
Net income (loss) applicable to common
shareholders............................  US($3,141)     US$122      US$218   US$(2,258)    US$224
                                          =========================================================

Per common share before extraordinary
items:
  Basic.................................      (2.77)       0.13         .23       (5.02)       .58
  Diluted...............................      (2.77)       0.13         .22       (5.02)       .56
  Extraordinary items...................      (0.12)      (0.00)          -       (0.05)         -
Dividends per common share..............          -           -           -           -          -
Total assets............................     82,278   N/A            23,596      20,843      6,803
Long-term debt..........................     16,032   N/A             7,413       5,356      2,324
Shareholders' investment................     44,264   N/A            13,801      13,252      2,281

_________________
          (1) On September 14, 1998, MCI WorldCom acquired MCI Communications Corporation, a Delaware corporation ("MCI"), pursuant to the merger (the "MCI Merger") of MCI with and into TC Investments Corp. ("Acquisition Subsidiary"), a wholly owned subsidiary of MCI WorldCom. Upon consummation of the MCI Merger, Acquisition Subsidiary was renamed MCI Communications Corporation. Through the MCI Merger, MCI WorldCom acquired one of the world's largest and most advanced digital networks, connecting local markets in the United States to more than 280 countries and locations worldwide.

          As a result of the MCI Merger, each outstanding share of MCI common stock was converted into the right to receive 1.2439 shares of MCI WorldCom common stock, par value US$.01 per share (the "Common Stock" or the "MCI WorldCom Common Stock"), or approximately 755 million MCI WorldCom common shares in the aggregate, and each share of MCI Class A Common Stock outstanding (all of which were held by British Telecommunications plc ("BT")) was converted into the right to receive US$51.00 in cash or approximately US$7 billion in the aggregate. The funds paid to BT were obtained by MCI WorldCom from (i) available cash as a result of MCI WorldCom's US$6.1 billion public debt offering in August 1998; (ii) the sale of MCI's Internet backbone facilities and wholesale and retail Internet business (the "iMCI Business") to Cable and Wireless plc ("Cable & Wireless") for US$1.75 billion in cash on September 14, 1998; (iii) the sale of MCI's 24.9% equity stake in Concert Communications Services ("Concert") to BT for US$1 billion in cash on September 14, 1998; and (iv) availability under MCI WorldCom's commercial paper program and credit facilities.

          Upon effectiveness of the MCI Merger, the then outstanding and unexercised options exercisable for shares of MCI Common Stock were converted into options exercisable for an aggregate of approximately 83 million shares of MCI WorldCom Common Stock having the same terms and conditions as the MCI options, except that the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 1.2439. The MCI Merger was accounted for as a purchase; accordingly, operating results for MCI have been included from the date of acquisition.

          (2) On August 4, 1998, MCI acquired a 51.79% voting interest and a 19.26% economic interest in Embratel Participacoes S.A., ("Embratel"), Brazil's only facilities-based national communications provider, for approximately US$2.3 billion. The purchase price will be paid in local currency installments, of which US$916 million was paid on August 4, 1998 with the remainder to be paid in two equal installments over the next two years. Embratel provides interstate long distance and international telecommunications services in Brazil, as well as over 40 other communications services, including leased high-speed data, satellite, Internet, frame and packet-switched services. Operating results for Embratel are consolidated in MCI WorldCom's consolidated financial statements and are included from the date of the MCI Merger.

          (3) On January 31, 1998, MCI WorldCom acquired CompuServe Corporation, a Delaware corporation ("CompuServe"), pursuant to the merger (the "CompuServe Merger") of a wholly owned subsidiary of MCI WorldCom with and into CompuServe. Upon consummation of the CompuServe Merger, CompuServe became a wholly owned subsidiary of MCI WorldCom.

          As a result of the CompuServe Merger, each share of CompuServe common stock was converted into the right to receive 0.40625 shares of MCI WorldCom Common Stock, or approximately 37.6 million MCI WorldCom common shares in the aggregate. Prior to the CompuServe Merger, CompuServe operated primarily through two divisions: Interactive Services and Network Services. Interactive Services offered worldwide online and Internet access services for consumers, while Network Services provided worldwide network access, management and applications, and Internet service to businesses. The CompuServe Merger was accounted for as a purchase; accordingly, operating results for CompuServe have been included from the date of acquisition.

          On January 31, 1998, MCI WorldCom also acquired ANS Communications, Inc., a Delaware corporation ("ANS"),from America Online, Inc. ("AOL") and has entered into five year contracts with AOL under which MCI WorldCom and its subsidiaries provide network services to AOL (collectively, the "AOL Transaction"). As part of the AOL Transaction, AOL acquired CompuServe's Interactive Services division and received a $175 million cash payment from MCI WorldCom. MCI WorldCom retained the CompuServe Network Services ("CNS") division. ANS provides Internet access to AOL and AOL's subscribers in the United States, Canada, the United Kingdom, Sweden and Japan, and also designs, develops and operates high performance wide-area networks for business, research, education and governmental organizations. The AOL Transaction was accounted for as a purchase; accordingly, operating results for ANS have been included from the date of acquisition.

          On January 29, 1998, MCI WorldCom acquired Brooks Fiber Properties, Inc., a Delaware corporation ("BFP"), pursuant to the merger (the "BFP Merger") of a wholly owned subsidiary of MCI WorldCom with and into BFP. Upon consummation of the BFP Merger, BFP became a wholly owned subsidiary of MCI WorldCom. BFP is a leading facilities-based provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier, in selected cities within the United States. BFP acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide long distance carriers, Internet Service Providers, wireless carriers and business, government and institutional end users with an alternative to the incumbent local exchange carriers for a broad array of high quality voice, data, video transport and other telecommunications services.

          As a result of the BFP Merger, each share of BFP common stock was converted into the right to receive 1.85 shares of Common Stock or approximately
72.6 million MCI WorldCom common shares in the aggregate.   The BFP Merger was
accounted for as a pooling-of-interests and, accordingly, MCI WorldCom's financial statements for periods prior to the BFP Merger have been restated to include the results of BFP for all periods presented.

          (4) In the first quarter of 1998, MCI WorldCom recorded a pre-tax charge of US$69 million for employee severance, alignment charges and direct merger costs associated with the BFP Merger. Additionally, in the third quarter of 1998, MCI WorldCom recorded a pre-tax charge of US$127 million primarily in connection with the MCI Merger. The third quarter charge included severance costs associated with the termination of certain employees which is expected to be completed by the first quarter of 1999. Also included are alignment charges, and other exit activities which include the costs of consolidating and closing facilities, loss on sale or write down of assets and conformance of accounting principles. In connection with recent business combinations, MCI WorldCom made allocations of the purchase price to acquired in-process research and development totalling US$429 billion in the first quarter of 1998 related to the CompuServe Merger and AOL Transaction and US$3.1 billion in the third quarter of 1998 related to the MCI Merger.

          (5) Results for 1996 include a US$2.14 billion charge for in-process research and development related to the merger with MFS Communications Company, Inc. ("MFS") on December 31, 1996. The charge is based upon a valuation analysis of the technologies of MFS's worldwide information system, the Internet network expansion system of Intermediate, and certain other identified research and development projects purchased in the MFS merger. The expense includes US$1.6 billion associated with Intermediate and US$0.54 billion related to MFS.

Additionally, 1996 results include other after-tax charges of US$121 million for employee severance, employee compensation charges, alignment charges, and costs to exit unfavorable telecommunications contracts and US$344 million after-tax write-down of operating assets within MCI WorldCom's non-core businesses. On a pre-tax basis, these charges totaled US$600.1 million.

          (6) In connection with certain debt refinancing, MCI WorldCom recognized in the nine months ended September 30, 1998 and in the year ended December 31, 1996 extraordinary items of approximately US$128.7 million and US$4.2 million, respectively, net of taxes, consisting of unamortized debt discount, unamortized issuance cost and prepayment fees. Additionally, in 1996 MCI WorldCom recorded an extraordinary item of US$20.2 million, net of taxes, related to a write-off of deferred international costs.

          (7) In 1995, Metromedia Company ("Metromedia") converted its Series 1 Preferred Stock into MCI WorldCom Common Stock, exercised warrants to acquire MCI WorldCom Common Stock and immediately sold its position of 61.7 million shares of MCI WorldCom Common Stock in a public offering. In connection with the preferred stock conversion, MCI WorldCom made a non-recurring payment of US$15 million to Metromedia, representing a discount to the minimum nominal dividends that would have been payable on the Series 1 Preferred Stock prior to the September 15,

1996 optional call date, of approximately US$26.6 million (which amount included an annual dividend requirement of US$24.5 million plus accrued dividends to such call date).

          (8) Revenues and line costs for prior periods reflect a classification change for inbound international settlements which are now being treated as an offset to line costs instead of revenues. Previously, both MCI and WorldCom classified foreign post telephone and telegraph administration settlements on a gross basis with the outbound settlement reflected as line cost expense and the inbound settlement reflected as revenue. This change better reflects the way in which the business is operated because MCI WorldCom actually settles in cash through a formal net settlement process that is inherent in the operating agreements with foreign carriers.

          Additional Information Regarding MCI WorldCom, Intermediate and Purchaser. The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of MCI WorldCom, Intermediate and Purchaser are set forth in Schedule A attached hereto.

          Schedule B hereto sets forth transactions in the Securities effected during the past four months by MCI WorldCom, Intermediate, Purchaser and their affiliates. There have been no transactions in the Securities effected during the past four months by the persons listed in Schedule A. Except as set forth in this Offer to Purchase and Schedule B hereto, none of MCI WorldCom, Intermediate or Purchaser or, to the best knowledge of MCI WorldCom, Intermediate or Purchaser, any of the persons listed in Schedule A hereto or any associate or majority-owned subsidiary of such persons beneficially owns or has any right to acquire any equity security of OzEmail, and none of MCI WorldCom, Intermediate or Purchaser or, to the best knowledge of MCI WorldCom, Intermediate or Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing has effected any transactions in any equity security of OzEmail during the past four months.

          Except as set forth in this Offer to Purchase and Schedule B, none of MCI WorldCom, Intermediate or Purchaser or, to the best knowledge of MCI WorldCom, Intermediate or Purchaser any of the persons listed in Schedule A hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of OzEmail, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of OzEmail, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1995, none of MCI WorldCom, Intermediate or
Purchaser or, to the best knowledge of MCI WorldCom, Intermediate or Purchaser, any of the persons listed in Schedule A hereto has had any business relationship or transactions with OzEmail or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC or the Corporations Law. During 1997 and 1998, Intermediate provided internet transit services to OzEmail. Payments made to Intermediate by OzEmail for these services were approximately US$350,000 and US$300,000 in 1997 and 1998, respectively. OzEmail has provided since March 1998 network, collocation, equipment installation and support and engineering consulting services to Intermediate to support Intermediate's dial-up Internet access services in Australia. As of December 1998 payments to OzEmail for such services were approximately US$700,000.

          Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between, on the one hand, MCI WorldCom, Intermediate or Purchaser, or any of their respective subsidiaries, or, to the best knowledge of MCI WorldCom, Intermediate or Purchaser, any of the persons listed in Schedule A hereto, and on the other hand, OzEmail or its executive officers, directors or affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

          The Subscription Agreement

          The following is a summary of certain provisions of the Subscription Agreement, a copy of which will be filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 to be filed by Purchaser, Intermediate and MCI WorldCom with the SEC in connection with the Offer and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Subscription Agreement.

          Subscription and Issuance of Shares. Pursuant to the Subscription Agreement, Purchaser acquired 21,863,174 ordinary shares in the capital of OzEmail representing in aggregate no more than 14.9% of the ordinary share capital of OzEmail, after issuance of the Shares, at the subscription price of US$43,726,348 (the "Subscription Price"), representing US$2.00 per Share on the subscription date of December 12, 1998 (Sydney, Australia time) (the "Subscription Date").

          Registration Rights. The Subscription Agreement provided that Purchaser understood that the acquired shares were not registered under the U.S. Securities Act of 1933 and agreed that it will only offer and sell such shares pursuant to a registration statement in accordance with the U.S. Securities Act of 1933, pursuant to an exemption from the registration requirements of the Securities Act, or in a transaction not subject to the Securities Act. The Subscription Agreement provided that in the event that Purchaser makes a takeover bid that is subsequently terminated or is otherwise not entitled to proceed under the Corporations Law to compulsory acquisition of all the shares of OzEmail, OzEmail agreed, upon the request of Purchaser, to file one registration statement under the U.S. Securities Act of 1933 and applicable Australian laws relating to the sale of the Shares and any other shares acquired pursuant to the Offer and to use its best efforts to cause the registration statement to become effective. OzEmail will not be required to file the registration statement, however, if, in a written opinion of OzEmail's counsel satisfactory to Purchaser, such registration is not required for the sale of the shares in the manner proposed by Purchaser. If a registration statement is filed, OzEmail agrees to use its best efforts to maintain the effectiveness of such registration statement, including any amendment, supplement or updates necessary, until the completion of the distribution or such time as the registration is no longer necessary. The registration would be made at OzEmail's expense except for underwriting commissions and fees and disbursements of Purchaser's counsel. OzEmail and Purchaser agreed to indemnify and hold harmless each other and their controlling persons, and to make contribution, to the same extent as is customary in a U.S. registration rights agreement between an issuer and a minority stockholder. Purchaser's registration rights may be assigned to any transferee who acquires the shares or any other shares of OzEmail acquired by Purchaser pursuant to the Offer.

          Members Register. Pursuant to the Subscription Agreement, OzEmail must provide a hard copy and a copy on computer disk or computer tape, if applicable, of the information on the register of members of OzEmail as at the date stated by Purchaser, within two business days of written request.

          Warranties. The Subscription Agreement contains various warranties of OzEmail relating to the following: (i) the percentage of the capital of OzEmail represented by the Shares; (ii) options and other rights to acquire shares;
(iii) a three month period following the date of the Subscription Agreement during which OzEmail will not issue and allot any shares other than those pursuant to existing rights under any employee share option plan; (iv) OzEmail's power and authority to perform its obligations under the Subscription Agreement; (v) the approval of the issue of the Shares by OzEmail's shareholders and the absence of breach of the Listing Rules of the Australian Stock Exchange Limited or OzEmail's constitution; and (vi) the absence of any proceeding concerning the winding up, receivership or liquidation of OzEmail.

          Other Provisions. The Subscription Agreement provided for the termination of the confidentiality agreement between Goldman Sachs Australia LLC (on behalf of OzEmail) and Purchaser, subject to certain conditions. The Subscription Agreement provided that OzEmail must apply to ASX for quotation of the Shares within two business days of the Subscription Date, and use its best effort to ensure the Shares are quoted by the ASX as soon as possible after the Subscription Date.

          Announcement of Offer. The parties agreed to issue separate press releases announcing the completion of the subscription by Purchaser and Purchaser's intent to make the Offer.

          Governing Law. The Subscription Agreement is governed by the laws applicable in New South Wales, Australia. Each party submits to non-exclusive jurisdiction in the courts of New South Wales, Australia.

          9.    SOURCE AND AMOUNT OF FUNDS

          The consideration for the acquisition of the Securities to which the Offer relates will be satisfied wholly by payment of cash. None of the funds for the consideration will be sourced from Purchaser's own resources.

          The maximum amount payable by Purchaser under the Offer for the Securities to which it is not entitled will be approximately US$297 million if:

          (i) all the holders of Shares accept the Offer in respect of all Shares (other than those represented by ADSs for which the Offer is accepted);

         (ii) all the holders of ADSs accept the Offer in respect of all ADSs (other than those representing Shares for which the Offer is accepted);

        (iii) all the holders of Options exercise their options and accept the Offer in respect of all Securities issued upon that exercise; and

         (iv) except the Shares issued upon the exercise of the Options, no other Securities are issued before the Expiration Date.

          MCI WorldCom has agreed to make available, or procure the availability of, the amount required by Purchaser to fund the acquisition. There are no conditions precedent to MCI WorldCom's obligation to make available, or procure the availability of, the amount required to fund the acquisition, except that Purchaser cannot issue a draw down notice unless and until the Offer is declared or becomes free of conditions.

          MCI WorldCom will obtain the amount required from cash on hand and from its existing credit facilities. These facilities were not established specifically to fund the acquisition of the Securities. These facilities comprise US$10.75 billion in credit facilities consisting of a US$3.75 billion Amended and Restated Facility A Revolving Credit Agreement ("Facility A Loans") and a US$7 billion 364-Day Revolving Credit and Term Loan Agreement (the "Facility C Loans") (together, "Credit Facilities"). There are no unusual or material conditions to be satisfied prior to drawdown under the Credit Facilities. The parties to the Credit Facilities are MCI WorldCom and NationsBank, N.A. (Arranging Agent and Administrative Agent), NationsBanc Montgomery Securities LLC (Lead Arranger), Bank of America NT & SA, Barclays Bank PLC, The Chase Manhattan Bank, Citibank, N.A., Morgan Guaranty Trust Company of New York, and Royal Bank of Canada (Co-Syndication Agents) and the lenders named in the Restated Facility A Revolving Credit Agreement dated as of August 6, 1998 and the 364-Day Revolving Credit and Term Loan Agreement dated August 6, 1998.

          The Credit Facilities provide liquidity support for MCI WorldCom's commercial paper program and are used for other general corporate purposes. The Facility A Loans mature on June 30, 2002. The Facility C Loans have a 364-day term, which may be extended for up to two successive 364-day terms thereafter to the extent of the committed amounts from those lenders consenting thereto, with a requirement that lenders holding at least 51% of the committed amounts consent. Additionally, effective as of the end of such 364-day term, MCI WorldCom may elect to convert up to US$4 billion of the principal debt under the Facility C Loans from revolving loans to term loans with a maturity date no later than one year after the conversion.

          The Credit Facilities bear interest payable in varying periods, depending on the interest period, not to exceed six months, or with respect to any Eurodollar Rate borrowing, 12 months if available to all lenders, at rates selected by MCI WorldCom under the terms of the Credit Facilities, including a Base Rate or Eurodollar Rate, plus the applicable margin. The applicable margin for the Eurodollar Rate borrowing varies from 0.35% to 0.75% as to Facility A Loans and from 0.225% to 0.450% as to Facility C Loans, in each case based upon the better of certain debt ratings. The Credit Facilities are unsecured but include a negative pledge of the assets of MCI WorldCom and its subsidiaries (subject to certain exceptions). The Credit Facilities require compliance with a financial covenant based on the ratio of total debt to total capitalization, calculated on a consolidated basis. The Credit Facilities require compliance with certain operating covenants which limit, among other things, the incurrence of additional indebtedness by MCI WorldCom and its subsidiaries, sales of assets and mergers and dissolutions, which covenants are generally less restrictive than those contained in the prior credit facilities and which do not restrict distributions to shareholders, provided MCI WorldCom is not in default under the Credit Facilities. The Facility A Loans and Facility C Loans are subject to annual commitment fees not to exceed 0.25% and 0.12%, respectively, of any unborrowed portion of the facilities.

          The amounts available under the Credit Facilities will exceed the maximum amount payable under the Offer. MCI WorldCom has undertaken to Purchaser that the funds available to it under the Credit Facilities, and which it will make available to Purchaser, will be sufficient to satisfy that maximum amount. Because the Offer is made in U.S. dollars, there is no need to engage in, and neither Purchaser nor MCI WorldCom has engaged in, hedging activities to account for exchange rate fluctuations in connection with the Offer.

          MCI WorldCom currently plans to repay borrowings under the Credit Facilities out of operating cash flow and future financings, although MCI WorldCom has no current specific plan with respect thereto. Such decisions when made will be based on MCI WorldCom's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions. This description of the Credit Facilities is a summary only and is not intended to be a complete description of the all of the terms thereof. Reference is made to the full text thereof, copies of which are filed as exhibits to MCI WorldCom's Current Report on Form 8-K dated August 6, 1998 (filed August 7, 1998) on file with the SEC, as described in "Item 8. Certain Information Concerning Purchaser, Intermediate and MCI WorldCom" and which will be incorporated by reference as exhibits to the Tender Offer Statement on Schedule 14D-1 to be filed by MCI WorldCom, Intermediate and Purchaser with the SEC in connection with the Offer.

          10.   BACKGROUND OF THE OFFER; CONTACTS WITH OZEMAIL

          MCI WorldCom routinely analyzes other companies within its subsidiaries' industries for the purpose of evaluating potential commercial, joint venture, strategic, acquisition or merger opportunities which may be available. Under appropriate circumstances, representatives may establish direct or indirect contact with potential candidates identified through this process. Contact between MCI WorldCom and OzEmail was precipitated in part by the expansion of MCI WorldCom's operations into the Asia-Pacific region.

          In June 1997, international corporate development and finance personnel of Intermediate contacted Malcolm Turnbull, Chairman of the Board of OzEmail, and Sean Howard, Chief Executive Officer of OzEmail, regarding a possible acquisition and began a financial analysis of OzEmail. Goldman Sachs informed Intermediate that it had been retained by OzEmail in August 1997 in connection with a potential strategic transaction.

          Between June 1997 and February 1998, discussions regarding a possible acquisition continued intermittently between the international business development and finance personnel of Intermediate and Messrs Turnbull and Howard. In February 1998, however, discussions were terminated by Intermediate, due to its involvement in other activities at the time.

          In August and September 1998, Mr Turnbull and a representative of Intermediate discussed Intermediate's possible interest in considering an acquisition of OzEmail.

          On September 16, 1998, a representative of Intermediate reinitiated contact with Mr Turnbull concerning a possible acquisition. During late September and early October 1998, certain Intermediate international business development and finance personnel requested and received from OzEmail certain information to facilitate MCI WorldCom's evaluation of OzEmail and the merits of a possible acquisition and held certain discussions regarding such information.

          On October 1, 1998, Mr Turnbull contacted a representative of Intermediate by telephone to inquire as to the status of MCI WorldCom's consideration of a transaction.

          On October 2, 15, 16 and 21, 1998, international business development finance and legal personnel of Intermediate conducted various internal meetings and conference calls to value OzEmail based in part on estimates published by Goldman Sachs. In addition, after Intermediate retained Australian counsel in late October 1998 these meetings and conference calls included discussions of the takeover process in Australia and how this would affect a possible acquisition.

          On November 1, 1998, Intermediate entered into an agreement with Goldman Sachs, on behalf of OzEmail, pursuant to which, among other things, OzEmail agreed to make certain information available to Intermediate on a confidential basis.

          On November 4, 1998, John Sidgmore, Vice Chairman of MCI WorldCom, and finance and legal personnel of Intermediate met with Australian counsel for MCI WorldCom to discuss aspects of the takeover offer process under Australian law. On November 5 and 6, 1998, Mr Sidgmore spoke by telephone with Mr Turnbull to discuss MCI WorldCom's interest in the possible acquisition of OzEmail and they concluded they would speak again soon.

          On November 12, 1998, Messrs Sidgmore and Turnbull discussed by telephone the possibility of meeting in person and possible dates. On November 29, 1998, Messrs Sidgmore and Turnbull had a telephone conversation about a possible valuation range for OzEmail. On December 2, 1998, Mr Sidgmore met with various Intermediate personnel to discuss the specifics of a possible acquisition of OzEmail. On December 4, 1998, Mr Sidgmore and Charles Cannada, Senior Vice President, Corporate Development of MCI WorldCom, met in New York with Mr Turnbull and representatives of Goldman Sachs. This meeting included the discussion of issues and structure of a possible acquisition, including the possibility that MCI WorldCom would acquire a stake in OzEmail.

          In early December 1998, MCI WorldCom engaged Merrill Lynch to serve as its financial advisor with respect to a possible transaction.

          Between December 7 and December 11, 1998, Mr Sidgmore and representatives of OzEmail held a series of telephone conversations to discuss the elements of a possible acquisition, including valuation. In addition, between December 8 and December 11, 1998, representatives from Merrill Lynch held a series of telephone discussions with representatives of OzEmail regarding the structure and terms of a possible acquisition, including the acquisition of a stake.

          On December 10 and 11, 1998 (Sydney time), Intermediate and OzEmail and their respective counsels, reviewed drafts of a subscription agreement pursuant to which Purchaser would acquire 14.9% of the Shares (after issuance). On December 11, 1998, Intermediate and OzEmail and their representatives met in Sydney, Australia and discussed the proposed subscription agreement and a possible acquisition.

          On December 12, 1998 (Sydney time), Mr Sidgmore and Mr Turnbull discussed and agreed on the price of the Shares to be purchased by Purchaser from OzEmail. MCI WorldCom at that time also determined the price at which Purchaser would make the Offer. Intermediate was informed by OzEmail that its Board had approved the issuance of 14.9% of the Shares to Purchaser. Purchaser and OzEmail then entered into the Subscription Agreement whereby Purchaser subscribed for 21,863,174 Shares of OzEmail at US$2.00 per share representing a 14.9% interest in OzEmail.

          On December 13, 1998 (December 14, 1998 in Australia), MCI WorldCom and OzEmail issued separate press releases prior to the opening of trading on the NNM and the ASX announcing the sale of the Shares to Purchaser and Purchaser's intention to commence the Offer.

          On December 14, 1998 (Sydney time), Mr Sidgmore and management of OzEmail spoke by conference call and on December 15, 1998 (Sydney time), Mr Sidgmore spoke to employees of OzEmail by conference call, in each case, regarding MCI WorldCom's global strategy.

          On January [     ], 1999, Purchaser commenced the Offer.

          To the extent any of the foregoing information described events to which none of MCI WorldCom, Intermediate, Purchaser or their advisors were a party, it is based on information provided by OzEmail or the parties indicated. None of MCI WorldCom, Intermediate, Purchaser or their advisors has independent knowledge as to the accuracy or completeness of information provided by OzEmail.

          11.   PURPOSE OF THE OFFER; PLANS FOR OZEMAIL

          11.1  Intention to Compulsorily Acquire

          It is Purchaser's present intention that if, following the close of the Offer, Purchaser becomes entitled to compulsorily acquire the Shares (including Shares represented by ADSs) which were subject to the Offer but which were not acquired under the Offer, Purchaser will proceed to compulsorily acquire those Shares. In essence, compulsory acquisition allows Purchaser to compel any remaining holders of Shares (including Shares represented by ADSs) to sell those Shares to Purchaser in the manner set forth below.

          If Purchaser Becomes Entitled to Compulsory Acquisition. If Purchaser becomes entitled to compulsorily acquire Shares (including Shares represented by ADSs), Purchaser may, before the end of two months after the end of the Offer Period, give notice to an offeree who did not accept the Offer to the effect that Purchaser desires to acquire the outstanding Shares held by that offeree. Purchaser is then entitled and bound to acquire the Shares to which the notice relates on the terms of the Offer in effect at the Expiration Date, unless a court orders otherwise. Provided that a court does not order otherwise, Purchaser must, within the prescribed period under the Corporations Law, acquire the Shares by serving a copy of a compulsory acquisition notice on OzEmail, together with a transfer of the Shares signed on behalf of the holder by a person appointed by Purchaser. Purchaser also must pay the consideration for the transfer of the Shares to OzEmail, to be held by OzEmail on trust for such offerees.

          Additionally, Purchaser will be seeking relief from the ASIC after the close of the Offer Period pursuant to the ASIC's Policy Statement 126 to permit the compulsory acquisition of Shares that may be issued after the close of the Offer Period, including at a later date of Shares issued following exercise by employees of the Options, assuming the conditions necessary for compulsory acquisition are satisfied under the Offer. Purchaser will also apply to ASIC for a modification of section 701(2)(c) of the Corporations Law so as to discount untraceable shareholders in determining whether the compulsory acquisition requirements of section 701(2)(c) have been satisfied by Purchaser.

          If Purchaser does not Become Entitled to Compulsory Acquisition. If Purchaser is not entitled to compulsorily acquire any outstanding shares within two months of the expiration of the Offer, it will thereafter only be able to compulsorily acquire those Shares pursuant to statutory procedure which authorises compulsory acquisition, such as a further takeover bid or a scheme of arrangement. A scheme of arrangement between OzEmail and its shareholders propounded by Purchaser will bind shareholders and permit compulsory acquisition or cancellation of the Shares held by a person other than Purchaser, if it is approved by shareholders (other than Purchaser) who are more than 50% in number of shareholders present and voting at a meeting held to approve the scheme, being shareholders holding at least 75% of the shares held by all shareholders present and voting at that meeting and if it is approved by the court.

          11.2  Intentions if Purchaser acquires 100% of Shares

          If, under the Offer and the operation of the compulsory acquisition provisions of the Corporations Law, Purchaser obtains ownership of all the issued Shares (including those Shares represented by ADSs), Purchaser presently intends to do the following:

          (i) Purchaser will in the ordinary course of its management, review the lines of business, assets and employees of OzEmail to evaluate performance, profitability, prospects and overall fit in MCI WorldCom's Internet-related businesses in the light of the information that is then available to it. Given MCI WorldCom's plans to enter the facilities-based telecommunications business in Australia, MCI WorldCom, together with OzEmail, will be able to provide comprehensive and competitive telecommunications services in Australia. This operational review will focus on identifying opportunities to improve productivity and competitiveness consistent with this plan.

         (ii) Subject to the operational review referred to in paragraph (i), Purchaser presently intends to:

                (A) preserve and grow the existing core Internet services provider business activities of OzEmail and integrate them into the MCI WorldCom Internet-related businesses;

                (B) have OzEmail be the Internet service provider operating company in Australia for the MCI WorldCom group;

                (C) remove all of the Board of Directors of OzEmail and seek the appointment of nominees of Purchaser, some of whom may include existing OzEmail directors (although no arrangement, or understanding exists in relation to this possible appointment);

                (D) perform a review of all existing telecommunications capacity requirements of OzEmail and to the extent practicable and in accordance with OzEmail's existing contractual arrangements migrate those requirements to facilities owned or leased by MCI WorldCom;

                (E) achieve synergies by the elimination of any duplicate functions arising as a result of the acquisition of OzEmail;

                (F) combine MCI WorldCom group's and OzEmail's technical, managerial and sales skills and resources for the benefit of their combined businesses;

                (G) review the capital funding requirements of OzEmail with a view to utilizing the larger balance sheet of the MCI WorldCom group and seeking more favorable financing terms which Purchaser expects would be available to OzEmail;

                (H) have OzEmail removed from official listing on the ASX and the NNM;

                (I) terminate the registration of the Shares and/or ADSs, as applicable, under the Exchange Act; and

                (J) as part of the operational review referred to in paragraph (i), review the contractual and regulatory framework within which the combined OzEmail/MCI WorldCom group would operate in Australia and New Zealand.

        (iii) If the steps referred to in paragraph (ii) are implemented, some employees of OzEmail may be redundant. If suitable alternative employment within the MCI WorldCom group is not available and OzEmail employees are made redundant, they will receive their statutory and contractual entitlements.

          Apart from the matters listed above, Purchaser does not presently intend to make other changes to OzEmail, OzEmail's business (including redeployment of fixed assets) or OzEmail's employees.

          11.3  Intentions if Purchaser acquires less than 100% of Shares

          If, prior to close of the Offer, Purchaser has waived the Minimum Condition and if, at the close of the Offer, Purchaser is entitled to more than 50% but less than 90% of the issued Shares (including those Shares represented by ADSs), Purchaser presently intends to do the following, subject to OzEmail's constitution and applicable laws and regulations:

          (i)   conduct a review of the kind detailed in section 11.2(i) above;

         (ii) subject to that review, attempt to procure that the Board of Directors of OzEmail:

                (A) seeks the appointment of nominees of Purchaser to the Board of Directors of OzEmail in such a proportion as at least equates to Purchaser's shareholding interest in OzEmail;

                (B) continues to operate the businesses of OzEmail and not make any major changes to the businesses of OzEmail or make any redeployment of the fixed assets of OzEmail; and

                (C) co-ordinate MCI WorldCom group's and OzEmail's technical, managerial and sales skills and resources for the benefit of their combined businesses, with the provision of such resources by one to the other being on arm's length terms;

        (iii) if the steps referred to in paragraph (ii) are implemented, some employees of OzEmail may be redundant. However, it is likely that there will be fewer redundancies than if OzEmail becomes a wholly-owned subsidiary of Purchaser since it will not be possible to eliminate to the same extent duplicate functions in relation to, for example, certain public company reporting functions; and

         (iv) have OzEmail removed from the official listing on the ASX and the NNM when and to the extent permitted by the ASX and NNM and when and to the extent permitted by the Exchange Act, to seek to terminate the registration of the Shares and/or the ADSs, as applicable, under the Exchange Act.

          Apart from the matters listed above, Purchaser does not presently intend to make other changes to OzEmail, OzEmail's business (including redeployment of fixed assets) or OzEmail employees.

          If, at the close of the Offer, Purchaser is entitled to less than 50% of the issued Shares (including those Shares represented by ADSs), then Purchaser will consider the options available to it as a holder of less than 50%.

          The intentions of Purchaser referred to in sections 11.2 and 11.3 have been formed with reference to publicly available information and without the benefit of any detailed review of OzEmail's businesses. In particular, Purchaser has not had access to all of the instruments and agreements under which OzEmail has financed its operations or engaged in business ventures with other parties. For example, Purchaser has not had access to all the terms of OzEmail's contracts.

          Following the implementation of the operational review described in section 11.2(i) or 11.3(i), it will be a matter for the Board of Directors of OzEmail to determine the extent to which the steps referred to in sections 11.2 and 11.3 are to be implemented (if at all). Final decisions will only be reached after the review referred to in sections 11.2 and 11.3 above, and will only be reached in the light of all material facts and circumstances which then exist. Accordingly, the statements contained in this section 11 are statements of current intention only which may vary as circumstances require depending, among other matters, on the outcome of the Offer. The Board of Directors of OzEmail may only implement the steps in accordance with all applicable, legal, regulatory, contractual, SEC, ASIC, ASX and NNM requirements and their fiduciary, statutory and contractual obligations generally.

          Except as indicated in this Offer to Purchase, none of MCI WorldCom, Intermediate or Purchaser has any present plans or proposals which relate, to or would result in, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving OzEmail or any of its subsidiaries, a sale or transfer of a material amount of assets of OzEmail or any of its subsidiaries, any material change in OzEmail's capitalization or dividend policy, or any other material change in OzEmail's corporate structure or business, or the composition of the board or management.

          11.4  "Going Private" Transactions

          The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going-private" transactions and which may be applicable as a consequence of the Offer. Rule 13e-3 may apply if Purchaser acquires less than 90% of the outstanding Securities in the Offer (and consequently is unable to compulsorily acquire all of the Securities in accordance with the

Corporations Law), and Purchaser subsequently enters into certain business combinations with OzEmail or makes certain acquisitions of Securities. Rule 13e-3 would be inapplicable if the Shares and/or ADSs, as applicable, were deregistered under the Exchange Act prior to any such business combination or acquisition of Securities. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning OzEmail and certain information relating to the fairness of the consideration offered to minority shareholders be filed with the SEC and distributed to minority shareholders before the consummation of any such transaction.

          The purchase of a substantial number of Securities pursuant to the Offer may result in the termination, upon application of OzEmail to the SEC, of OzEmail's registration under the Exchange Act. See Section 1.3 "Effect of the Offer on the Market for Securities: National Association of Securities Dealers and Australian Stock Exchange Quotation and Exchange Act Registration." If such registration were terminated, Rule 13e-3 would be inapplicable to any such business combination or acquisition of Securities.

          12.   DIVIDENDS AND DISTRIBUTIONS

          If, on or after December 22, 1998 (the date of lodgment of the Part A Statement with the ASIC), OzEmail should split, combine or otherwise change the Shares, the ADSs or its capitalisation, or shall disclose that it has taken any such action, subject to the provisions of Section 14, Purchaser may make such adjustments to reflect such split, combination or other change in the Offer price and the other terms of the Offer (including, without limitation, the number and type of securities offered to be purchased, the amounts payable therefor and the fees payable hereunder) provided that Purchaser has obtained the prior consent of the ASIC to a variation of the Offer in such a manner.

          If, on or after December 22, 1998 (Sydney time), OzEmail should declare or pay any cash or stock dividend or other distribution on or issue any rights with respect to the Securities payable or distributable to shareholders of record on a date before the transfer of the name of Purchaser or its nominee or transferee on OzEmail's transfer records of the Securities accepted for payment pursuant to the Offer, then subject to the provisions of Section 14, in respect of any cash dividend or distribution (i) unless such cash dividend or distribution is remitted to the U.S. Depositary in the case of a tendering holder of ADSs or the Registry in the case of tendering holders of Shares, the purchase price per Share or ADS payable by Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and, in respect of any non-cash dividend, distribution or right (ii) the whole of any such non-cash dividend, distribution or right will be received and held by the tendering holder for the account of Purchaser and shall be required to be promptly remitted and transferred (a) by each tendering ADS holder to the U.S. Depositary for the account of Purchaser, and (b) by each tendering holder of Shares to the Registry, or if such tendering holder of certificated Shares is located in the U.S., the U.S. Depositary, accompanied by appropriate documentation of transfer. Pending such remittance, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser.

          13. EFFECT OF THE OFFER ON THE MARKET FOR THE SECURITIES; THE NASDAQ NATIONAL MARKET AND AUSTRALIAN STOCK EXCHANGE QUOTATION AND EXCHANGE ACT REGISTRATION

          The purchase of Securities pursuant to the Offer will reduce the number of Securities that might otherwise trade publicly and could reduce the number of holders of Securities, which could adversely affect the liquidity and market value of the remaining Securities held by the public.

          Depending upon the number of ADSs purchased pursuant to the Offer, the ADSs may no longer meet the requirements of the National Association of Securities Dealers, Inc. ("NASD") for continued inclusion on the NNM. According to the NASD's published guidelines, the ADSs would not be eligible to be included for listing if, among other things:

          (i)   the number of round lot holders of ADSs (holders of 100 or more
                ADSs) falls below 400;

         (ii) the aggregate market value of such publicly held ADSs does not exceed $5,000,000; or

        (iii) there are not at least two registered and active market makers for the ADSs, each of which must enter a firm two-sided quotation.

          According to OzEmail's Annual Report on Form 10-K for the year ending December 31, 1997, there were 121,226,250 Shares outstanding, 33,820,000 of which were represented by ADSs held by 38 holders of record. By letter dated December 21, 1998, OzEmail informed Purchaser that as of that date, there were 146,732,714 Shares issued and outstanding, of which approximately 42,855,100 were represented by ADSs.

          The Shares are listed on the ASX. According to the ASX rules, to maintain a listing, a sufficient spread of shareholders is required, which is generally interpreted by ASX to mean 300 holders of marketable parcels (which term is defined in the ASX Listing Rules and is dependent on the value of the securities and in the case of OzEmail would mean 50 Shares). If that threshold is not met, the ASX may request OzEmail to take steps to increase the number of holders of marketable parcels and could eventually seek to have OzEmail apply for the delisting of the Shares. In circumstances where Purchaser has acquired Shares pursuant to the Offer, but is not in a position to compulsorily acquire any Shares not then held by Purchaser, Purchaser considers that delisting of the Shares on ASX is unlikely. Accordingly, Purchaser's present intention is only to seek to have the Shares delisted from the ASX in circumstances where Purchaser acquires 100% of the Shares. However, in circumstances where Purchaser has acquired Securities pursuant to the Offer and is in a position to compulsorily acquire the Shares not then held by Purchaser, Purchaser will proceed to compulsorily acquire those Shares and, as a result, delisting of the Shares will occur.

          Although Purchaser considers that delisting of the Shares and ADSs by the ASX and the NNM respectively, is unlikely in circumstances where Purchaser is not in a position to compulsorily acquire any Shares not then held by Purchaser, the following information may be relevant to investors should the NNM and the ASX delist the ADSs and Shares respectively:

          (i) If the NNM and the ASX were to delist the ADSs and the Shares respectively, the market therefor could be adversely affected. It is possible that the ADSs and the Shares would be traded on other securities exchanges or in the over-the-counter market, and that the price quotations would be reported by such exchanges or through other sources. For example, the ADSs may nevertheless continue to be included in The Nasdaq SmallCap Market unless, among other things, there were fewer than 300 round lot holders of ADSs in total.

                If the ADSs are no longer eligible for inclusion in the NNM or The Nasdaq SmallCap Market, the ADSs might still be quoted on the OTC Bulletin Board. The extent of the public market for such and the availability of such quotations would depend, however, upon such factors as the number of holders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Securities on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Securities that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Securities or whether it would cause future market prices to be greater or lesser than the Offer price.

         (ii) The ADSs are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the ADSs. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the ADSs might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such ADSs could no longer be used as collateral for loans made by brokers.

        (iii) The Shares and/or ADSs, as applicable, are currently registered under the Exchange Act. Such registration may be terminated upon application by OzEmail to the SEC under certain circumstances if the Shares and/or ADSs, as applicable, are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares and/or ADSs in the United States. The termination of registration of the Shares and/or ADSs under the Exchange Act would substantially reduce the information required to be furnished by OzEmail to holders of Shares and ADSs and to the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to OzEmail. See Section 11 "Purpose of the Offer; Plans for OzEmail-- 'Going Private' Transactions". In addition, "affiliates" of OzEmail and persons holding "restricted securities" of OzEmail may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares and/or ADSs, as applicable, under the Exchange Act were terminated, the Shares and ADSs would no longer be "margin securities" or be eligible for NNM reporting.

         (iv) If OzEmail is no longer listed on the ASX, the reporting and filing requirements of the ASX will no longer need to be complied with. OzEmail will, however, continue to be subject to requirements relating to continuous disclosure of all material information that a reasonable person would expect to have a material effect on the price or value of the Securities under the continuous disclosure requirements of the Corporations Law, as long as OzEmail continues to have 100 or more holders of its Shares and is therefore a disclosing entity under the Corporations Law. OzEmail will also continue to be subject to other provisions of the Corporations Law, such as provisions governing related party transactions and takeovers, until such time (if any) as OzEmail becomes a wholly-owned subsidiary of Purchaser pursuant to the compulsory acquisition provisions of the Corporations Law or otherwise. See Section 11.1 "Purpose of the Offer; Plans For OzEmail - Intention to Compulsorily Acquire."

          14.     CERTAIN CONDITIONS OF THE OFFER

          Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC and the ASIC, pay for any Securities, and may, subject to obtaining the consent of the ASIC, withdraw the Offer:

          (i)   if at the Expiration Date, the Minimum Condition as described in
                Section 1.2(i) "Conditions; Waiver" has not been satisfied;

         (ii) unless prior to the Expiration Date in respect of the Australian Government's foreign investment policy:

                (A) Purchaser receives written notice from the Australian Treasurer or his agent under the Foreign Acquisitions and Takeovers Act 1975 to the effect that the Australian Government has no objection to the acquisition by way of takeover by Purchaser of Securities or any transaction contemplated by that takeover under the Australian Government's foreign investment policy;

                (B) the period provided under the Foreign Acquisitions and Takeovers Act 1975 during which the Australian Treasurer may make an order under that Act (including an interim order under section 22) prohibiting the acquisition has elapsed, without such an order being made; or

                (C) if an interim order under section 22 is made, the subsequent period for making a final order prohibiting the acquisition has elapsed, without such an order being made.

        (iii) if at any time on or after December 22, 1998 (the date of lodgment of the Part A Statement with the ASIC) and before the Expiration Date any of the following events shall occur:

                (A) there shall be any statute, rule, regulation, interpretation, proceeding, judgment, order or injunction, enacted, enforced, promulgated, amended, issued, instituted or deemed applicable in relation to:

                        (1) Purchaser, Intermediate, MCI WorldCom or any other affiliate of MCI WorldCom (the "Purchaser Group"); or

                        (2) the Offer or any business combination by any member of the Purchaser Group with OzEmail,

                        by or before any court, government or governmental, administrative or regulatory authority or agency of any jurisdiction or any other person:

                        (a) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acquisition or the acceptance for payment of, or payment for, some or all of the Securities by any member of the Purchaser Group, or the consummation by any member of the

                                Purchaser Group of any business combination with OzEmail;

                        (b) seeking to prohibit the direct or indirect ownership or operation by any member of the Purchaser Group of all or any portion of the Securities or the business or assets of OzEmail and its subsidiaries or of Purchaser, or to compel any member of the Purchaser Group to dispose of or hold separately all or any portion of the Securities or the business or assets of Purchaser or OzEmail or any of its subsidiaries or seeking to impose any limitation on the ability of any member of the Purchaser Group to conduct their respective businesses or own such assets in connection with the acquisition of the Securities;

                        (c) seeking to impose or confirm limitations on the ability of any member of the Purchaser Group effectively to exercise full rights of ownership of the Securities, including, without limitation, the right to vote any Securities acquired by any such person on all matters properly presented to OzEmail's shareholders;

                        (d) seeking to require divestiture by any member of the Purchaser Group of any Securities;

                        (e) which otherwise materially adversely affects, or if adversely determined, would affect, the value of the Securities; or

                        (f) which materially adversely affects, or if adversely determined, would materially adversely affect, the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or other), operations, licences, results of operations or prospects of OzEmail or any of its subsidiaries, joint ventures or partnerships;

                        provided that the condition specified in this paragraph
                        (iii)(A) shall not be deemed to exist by reason of any court proceeding instituted prior to December 22, 1998 and known to Purchaser, unless there is any adverse development in any such proceeding after the date hereof, or adverse development in any such proceeding after the date hereof, or before the date hereof if not known to Purchaser on the date hereof, in either case which directly or indirectly, results in any of the consequences referred to in paragraphs (a) -(f) above;

                (B) OzEmail or any of its subsidiaries, joint ventures or partnerships or other affiliates shall have:

                        (1) declared, paid or authorized declaration or payment of any cash dividend or other distribution on any shares of OzEmail (other than periodic dividends not exceeding amounts previously declared by OzEmail);

                        (2) altered or authorized the alteration of any material term of any outstanding security or material contract, permit or license;

                        (3) authorized or entered into an agreement with respect to any merger, consolidation, takeover scheme, takeover announcement, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of OzEmail or any of its subsidiaries or any comparable event not in the ordinary course of business; or

                        (4) entered into any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for one or more of its employees consultants or directors, or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, or taken any action to fund, secure or accelerate the funding of compensation or benefits provided for one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer, other than in the ordinary course of OzEmail's business consistent with past practice;

                (C) Any member of the Purchaser Group shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or agency which is necessary to consummate the Offer, subject to the Purchaser Group taking all reasonable steps to obtain any such approvals;

                (D)     (1)     any one or more of the provisions of the
                                constitution of OzEmail or of a subsidiary of OzEmail being altered in any of the ways mentioned in section 254H of the Corporations
                                Law;

                        (2) OzEmail or a subsidiary of OzEmail resolving to reduce its share capital in any way;

                        (3) OzEmail or a subsidiary of OzEmail entering into a buy-back agreement or resolving to approve the terms of a buy-back agreement;

                        (4) OzEmail or a subsidiary of OzEmail making an allotment of, or granting an option to subscribe for, any of its shares (of any class), or agreeing to make such an allotment or to grant such an option (except Shares issued during the term of the Offer pursuant to the exercise of any Options);

                        (5) OzEmail or a subsidiary of OzEmail issuing, or agreeing to issue, convertible notes or other debt securities;

                        (6) OzEmail or a subsidiary of OzEmail disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;

                        (7) OzEmail or a subsidiary of OzEmail charging, or agreeing to charge, the whole, or substantial part, of its business or property;

                        (8) OzEmail or a subsidiary of OzEmail resolving that it be wound up;

                        (9) the appointment of a provisional liquidator to OzEmail or of a subsidiary of OzEmail;

                       (10) the making of an order by a court for the winding up of OzEmail or of a subsidiary of OzEmail;

                       (11) OzEmail or a subsidiary of OzEmail executing a deed of company arrangement;

                       (12) the appointment of a receiver, or a receiver and manager, in relation to the whole, or a substantial part, of the property of OzEmail or of a subsidiary of OzEmail; or

                       (13) an administrator of OzEmail or a subsidiary of OzEmail being appointed.

          The foregoing conditions (except for the condition set forth in paragraph (ii) which is a condition precedent) are conditions subsequent and shall not prevent a contract to sell the Securities resulting from acceptance of this Offer, but any breach or non fulfilment of them shall entitle Purchaser by notice in writing to an accepting holder to rescind ab initio a contract that results from acceptance of such Offer. Subject to the provisions of the Corporations Law, Purchaser alone shall be entitled to the benefit of the foregoing conditions (except the condition set forth in paragraph (ii)) and any breach or non-fulfilment of such condition may be relied on only by Purchaser which may at any time and from time to time at its sole discretion waive the breach or non-fulfilment of any such condition. The foregoing shall not limit a holder's rights of withdrawal, if any, as described in Section 4.

          Purchaser may at any time declare the Offer to be free from the foregoing conditions. If, at the Expiration Date, the foregoing conditions have been breached and not waived or have not been fulfilled and Purchaser has not declared the Offer (or the Offer has not become) free from those conditions, all contracts resulting from the acceptance of the Offer will be automatically void.

          The date for publication of the notice (the "Condition Publication Date") required by sub-section 663(4) of the Corporations Law (which provides for publication of a notice by the offeror as to whether the offer has been declared or become free from a condition or to the knowledge of he offeror, a condition has been fulfilled) will be 1:00 a.m., New York City time, on February
[  ], 999 and 5:00 p.m, Sydney time, on February [   ], 1999 unless and until
Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the "Condition Publication Date" shall be the date that is later than the previously scheduled Condition Publication Date by a period equal to the period of such extension.

          15.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

          General. Except as otherwise disclosed herein, based on a review of publicly available filings by OzEmail with the SEC and the ASIC, Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of OzEmail and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Securities by Purchaser pursuant to the Offer or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign that would be required for the acquisition or ownership of Securities by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of OzEmail or Purchaser or that certain parts of the businesses of OzEmail or Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Securities is subject to certain conditions. Those conditions are specified in the "Introduction and Offer" and
Section 14.

          Foreign Acquisitions and Takeovers Act. The Offer is conditional upon the Treasurer of the Commonwealth of Australia ("Treasurer") consenting to or stating prior to the Expiration Date that he has no objection to the purchases contemplated by the Offer under the Australian Government's Foreign Investment policy or to similar effect, or the Treasurer ceases to be entitled to make an order under section 22 of the Foreign Acquisitions and Takeovers Act 1975 ("FATA") in respect of those purchases. The Treasurer normally ceases to be entitled to make an order under section 22 of FATA 30 days after Purchaser lodged an application for approval. However, the Australian Foreign Investment Review Board ("FIRB"), which is the body responsible for administering applications under FATA, may extend the normal 30 day period in which it may consider Purchaser's application by a further 90 days. If FIRB fails to make a favorable determination by the expiration of the Offer Period, Purchaser will not be permitted to acquire the Securities the subject of the Offers.

          The Australian Competition and Consumer Commission ("ACCC") may review the proposed acquisition, of its own volition or at the request of any interested party including Purchaser or OzEmail. In any review, the ACCC would assess whether the proposed acquisition would have or be likely to have the effect of substantially lessening competition in a market, in contravention of section 50 of the Australian Trade Practices Act. Purchaser is not required to lodge any formal notification with the ACCC. If the ACCC forms the view that the proposed acquisition may contravene section 50, it may seek binding undertakings from Purchaser to address specific competition concerns or the ACCC may apply to the Federal Court of Australia to injunct the proposed acquisition. Private parties have no standing to apply for an injunction for contravention of section 50.

          Based upon an examination of information available to Purchaser relating to the businesses in which Purchaser, OzEmail and their respective subsidiaries are engaged, Purchaser believes that the proposed acquisition will not contravene section 50 of the Australian Trade Practices Act. If the ACCC were to institute proceedings in respect of the Offer, such actions would breach the condition in Section 14(iii)(A) of the Offer and could be relied on by Purchaser to avoid contracts arising from acceptance of the Offer. See Section 14 "Certain Conditions of the Offer".

          16.  FEES AND EXPENSES

          Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Securities pursuant to the Offer.

          Merrill Lynch is acting as Dealer Manager in the United States and exclusive financial advisor in connection with the Offer and has provided certain services to MCI WorldCom in connection with the Offer pursuant to a letter agreement between MCI WorldCom and Merrill Lynch (the

"Letter Agreement"). The Letter Agreement provides that Merrill Lynch will provide financial advisory services to MCI WorldCom (including acting as Dealer Manager) in connection with a transaction or series of transactions which result in: (i) any merger, consolidation, reorganization or other business combination pursuant to which the business of OzEmail is combined with MCI WorldCom or one or more persons formed by or affiliated with MCI WorldCom, including, without limitation, any joint venture (each a "MCI WorldCom Affiliate"); (ii) the acquisition by MCI WorldCom or a MCI WorldCom Affiliate of at least 50% of the outstanding capital stock of OzEmail; (iii) the acquisition by MCI WorldCom or a MCI WorldCom Affiliate of substantially all of the assets of, or of any right to substantially all of the revenues or income of, OzEmail; or (iv) the acquisition by MCI WorldCom or a MCI WorldCom Affiliate of control of OzEmail through a proxy contest or otherwise than through the acquisition of OzEmail's capital stock (each, an "Acquisition Transaction"). MCI WorldCom has agreed to pay to Merrill Lynch, (A) a fee of 0.15% of the purchase price to be paid by MCI WorldCom or a MCI WorldCom Affiliate for OzEmail based on the Offer price included in the announcement of the Acquisition Transaction (payable after the public announcement of the Acquisition Transaction), and (B) if an Acquisition Transaction is consummated (or MCI WorldCom or a MCI WorldCom affiliate enters into an agreement with OzEmail which subsequently results in an Acquisition Transaction) a fee in an amount equal to 0.60% of the aggregate purchase price paid by MCI WorldCom or a MCI WorldCom Affiliate in such Acquisition Transaction (but in no event less than US$1,000,000) less any amounts paid under clause (A) above (payable on, in the case of a takeover offer, the close of the offer). In addition, MCI WorldCom has agreed to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses, including certain liabilities under securities laws.

          Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Securities by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Securities. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

          The Bank of New York has been retained as the U.S. Depositary in relation to the tender of ADSs and the tender of certificated Shares by holders located in the United States. The U.S. Depositary has not been retained to make solicitations or recommendations in its role as U.S. Depositary. The U.S. Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

          National Registry Services Pty Limited has been retained to provide registry services in Australia. The Registry will administer acceptances of the Offer from tendering holders located outside the United States and for Shares held through CHESS or Issuer Sponsored Holdings or in certificated form and make payments for any such Shares which are accepted pursuant to the Offer. The Registry will receive reasonable and customary compensation for its services and will be reimbursed for certain reasonable out-of-pocket expenses.

          17.  MISCELLANEOUS

          The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Securities in any jurisdiction in which making the Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. If Purchaser becomes aware of any valid U.S. state statute prohibiting the making of the Offer or the acceptance of the Securities pursuant thereto, Purchaser will make a good faith effort to comply with such U.S. state statute. If, after such good faith effort, Purchaser cannot comply with any such U.S. state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Securities in such state. In any jurisdiction where the Securities, United States state securities laws or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

          No person has been authorized to give any information or make any representation on behalf of Purchaser not contained in this Offer to Purchase, the Part A Statement, the Acceptance and Transfer Form or the Letter of Transmittal and if given or made, such information or representation must not be relied upon as having been authorized.

          MCI WorldCom and Purchaser will file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from the SEC in the same manner as set forth in Section 7 "Certain Information Concerning OzEmail" (except that they will not be available at the regional offices of the SEC).

          Purchaser has also lodged a statement with the ASIC pursuant to Parts
6.3 and 6.12 of the Corporations Law (the "Part A Statement"). The Part A Statement is annexed to this Offer to Purchase as Annexure A.

          18.  CERTAIN DEFINITIONS

          Unless the context otherwise requires, terms used in this Offer to Purchase have the meanings given to them in this Section 18. A term defined anywhere in this Offer to Purchase has the same meaning throughout. A term not specifically defined in this Offer to Purchase has the meaning given to it, if any, in the Corporations Law.

          "affiliate" of a specified person, means a person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the person specified.

          "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as defined below) to, and received by, the U.S. Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering an interest in the ADSs, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

          "American Depositary Receipt" or "ADR" means an American Depositary Receipt evidencing an American Depositary Share.

          "American Depositary Share" or "ADS" means an American Depositary Share representing ten (10) Shares.

          "ASIC" means the Australian Securities and Investments Commission.

          "ASX" means Australian Stock Exchange Limited.

          "Book Entry Confirmation" means timely receipt by the U.S. Depositary of confirmation of a book-entry transfer of an ADR into a Book-Entry Transfer Facility.

          "Book-Entry Transfer Facility" means the Depositary Trust Company.

          "Broker" means a person who is a share broker and a participant in CHESS.

          "CHESS" means Clearing House Electronic Subregister System, which provides for electronic share transfers in Australia.

          "CHESS Holding" means a holding of shares on the CHESS subregister of OzEmail.

          "condition" means:

          (i) a condition that will, in circumstances referred to in the condition, result in the rescission of, or entitle Purchaser to rescind, a contract that results from an acceptance of the Offer; or

         (ii) a condition that prevents a binding contract from arising on acceptance of the Offer unless or until the condition is fulfilled.

          "Condition Publication Date" means 1:00 a.m., New York City time, on
February [    ], 1999 and 5:00 p.m., Sydney time, on February [     ], 1999,
unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open in which event the "Condition Publication Date" shall be the date that is later than the previously scheduled Condition Publication Date by a period equal to the period of the extension.

          "Condition Waiver Date" means the date and time on which the Offer becomes or is declared free of all conditions.

          "Controlling Participant" means the Broker or Non-Broker Participant who is designated as the controlling participant for shares in a CHESS Holding in accordance with the SCH Business Rules.

          "Corporations Law" means the Australian Corporations Law.

          "Dealer Manager" means Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") as dealer manager in the United States.

          "Eligible Institution" means a member firm of a registered national securities exchange, a member of the NASD or a commercial bank or trust company having an office or corresponding in the United States.

          "entitled" has the meaning given to that term in the Corporations Law under which, in summary, a person is entitled to a Share where the person, or an associate of the person, has the power to control disposal of the Share.

          "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

          "Expiration Date" means 1:00 a.m., New York City time, on [       ],
February [    ], 1999 and 5:00 p.m., Sydney time, on [        ], February [
], 1999 unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

          "Financial Advisor" means Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") as exclusive financial advisor to MCI WorldCom in connection with the Offer in Australia.

          "Information Agent" means MacKenzie Partners Inc. as Information
Agent.

          "Intermediate" means UUNET Technologies, Inc., a Delaware corporation.

          "Issuer Sponsored Holding" means a holding of Shares on OzEmail's issuer sponsored sub-register.

          "MCI WorldCom" means MCI WORLDCOM, Inc., a Georgia corporation.

          "Minimum Condition" has the meaning given in section 1.2(i).

          "NASD" means the National Association of Securities Dealers, Inc.

          "NNM" means The Nasdaq National Market.

          "Non-Broker Participant" means a non-broker participant under the SCH Business Rules.

          "Offer" means the offer by Purchaser to purchase all Shares (including ADSs representing Shares) of OzEmail at a price of US$2.20 per Share or US$22.00 per ADS, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and (i) in the case of Shares, in the related Acceptance and Transfer Form; and (ii) in the case of ADSs, in the related Letter of Transmittal.

          "Offer to Purchase" means this Offer to Purchase including the Schedules and Annexures hereto.

          "Offer Period" means the period commencing on the date of this Offer
and ending at 5:00 p.m. Sydney time on February [      ], 1999 (1:00 a.m. New
York City time on February [   ], 1999) or such later date to which the Offer is
extended pursuant to Section 1.4 ("Extension of Offer").

          "Options" means options exercisable for fully paid Shares.

          "outstanding" means, in relation to Shares or Options at a particular time, all of the issued Shares or Options, as the case may be, at that time.

          "OzEmail" means OzEmail Limited (ACN 066 387 157), a corporation incorporated under the laws of the State of New South Wales, Australia.

          "Purchaser" means UUNET Holdings Australia Pty Limited (ACN 085 531
684), a company incorporated in New South Wales, Australia.

          "Purchaser Group" means the group of companies of which MCI WorldCom is the ultimate holding company, which includes Intermediate and Purchaser.

          "Registry" means National Registry Services Pty Ltd as Registry.

          "Rights" means all accretions and rights attaching to or arising from Shares after the date of service of the Part A Statement on OzEmail (including, without limitation, all rights to receive dividends and to receive or subscribe for shares, stock, units, notes or options and all other distributions or entitlements declared, paid or issued by OzEmail after that date).

          "SCH Business Rules" means the business rules of SCH.

          "SCH" means Securities Clearing House, the body which administers the CHESS system in Australia.

          "SEC" means the U.S. Securities and Exchange Commission.

          "Securities" means Shares and ADSs.

          "Shares" means all outstanding ordinary shares issued by OzEmail.

          "U.S. business day" means any day other than a Saturday, Sunday, federal holiday in the United States and consists of the time period from 12.01 a.m. through 12.00 midnight, New York City time.

          "U.S. Depositary" means The Bank of New York as U.S. Depositary.

          "U.S. holder" means a beneficial holder of the Securities who, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

          "waiver" means:

          (i) in respect of a condition, declaring this Offer free from the condition; and

         (ii) in respect of any breach or non-fulfilment of a condition (otherwise than the Minimum Condition) means waiving the act, matter or thing resulting in that breach or non-fulfilment so that the condition will not be taken to have been breached or not fulfilled.


DATED            January [      ], 1999
-----

SIGNED on behalf of UUNET Holdings Australia Pty Limited by
------
Leigh Robert Brown, being a director of UUNET Holdings Australia
Pty Limited authorized to sign this Offer to Purchase by a resolution passed by the directors of UUNET Holdings Australia Pty Limited.



________________________
DIRECTOR

                                   SCHEDULE A


               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
              OFFICERS OF MCI WORLDCOM, INTERMEDIATE AND PURCHASER


          1. Directors and Executive Officers of MCI WorldCom. Set forth below are the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of MCI WorldCom. The principal address of MCI WorldCom and, unless otherwise indicated below, the current business address for each individual listed below is 515 East Amite Street, Jackson, Mississippi 39201-2702, U.S.A. Unless otherwise indicated, each such person is a citizen of the United States. Unless otherwise indicated, each occupation set forth opposite the individual's name refers to employment with MCI WorldCom.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                                     EMPLOYMENT;
           NAME AND CURRENT               MATERIAL POSITIONS HELD DURING THE
           BUSINESS ADDRESS                        PAST FIVE YEARS
           ----------------               ----------------------------------

CLIFFORD L. ALEXANDER, JR.              Mr. Alexander has been a director of
Alexander & Associates, Inc.            MCI WorldCom since its merger with
400 C. Street, N.E.                     MCI Communications Corporation
Washington, D.C.  20002                 ("MCI") in September 1998.  He has
U.S.A.                                  been President of Alexander &
                                        Associates, Inc., management
                                        consultants, since 1981.  Mr.
                                        Alexander is also a director of
                                        Dreyfus 3rd Century Fund, Dreyfus
                                        General Family of Funds, Mutual of
                                        America Life Insurance Company, Dun &
                                        Bradstreet Corporation, American Home
                                        Products Corporation, and IMS Health,
                                        Inc.

JAMES C. ALLEN                          Mr. Allen has been a director of MCI
3023 Club Drive                         WorldCom since March 1998.  Mr. Allen
Destin, FL 32541                        is the former Vice Chairman and Chief
U.S.A.                                  Executive Officer and a former
                                        director of Brooks Fiber Properties,
                                        Inc. ("BFP"), where he served in such
                                        capacities from 1993 until February
                                        1998.  Mr. Allen served as President
                                        and Chief Operating Officer of Brooks
                                        Telecommunications Corporation, a
                                        founder of BFP, from April 1993 until
                                        it was merged with BFP in January
                                        1996.  Mr. Allen serves as a director
                                        of Metronet Communications Corp. and
                                        Verio Inc.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                                     EMPLOYMENT;
           NAME AND CURRENT               MATERIAL POSITIONS HELD DURING THE
           BUSINESS ADDRESS                        PAST FIVE YEARS
           ----------------               ----------------------------------

JUDITH AREEN                            Ms. Areen has been a director of MCI
Georgetown University Law Center        WorldCom since its merger with MCI in
600 New Jersey Avenue, N.W.             September 1998. She has been
Washington, D.C.  20001                 Executive Vice President for Law
U.S.A.                                  Center Affairs and Dean of the Law
                                        Center, Georgetown University since
                                        1989.  She has been a Professor of
                                        Law, Georgetown University, since
                                        1976.

CARL J. AYCOCK                          Mr. Aycock has been a director of MCI
123 South Railroad Avenue               WorldCom since 1983.  Mr. Aycock
Brookhaven, MA  39601                   served as Secretary of MCI WorldCom
U.S.A.                                  from 1987 to 1995 and was the
                                        Secretary and Chief Financial Officer
                                        of Master Corporation, a motel
                                        management and ownership company,
                                        from 1989 until 1992.  Subsequent to
                                        1992, Mr. Aycock has been self
                                        employed as a financial administrator.

MAX E. BOBBITT                          Mr. Bobbitt has been a director of
62 Carmel Drive                         MCI WorldCom since 1992.  Mr. Bobbitt
Little Rock, AR 72112                   was a director of Advanced
U.S.A.                                  Telecommunications Corporation
                                        ("ATC") until its merger with MCI
                                        WorldCom in December 1992 (the "ATC
                                        Merger"). He is currently a
                                        consultant and was previously
                                        President and Chief Executive Officer
                                        of Metromedia China Corporation, a
                                        telecommunications company, from 1997
                                        until June 1998.  From 1996 until
                                        February 1997, Mr. Bobbitt was
                                        President of Asian American
                                        Telecommunications Corporation.
                                        Prior to 1996, Mr. Bobbitt held
                                        various positions including President
                                        and Chief Operating Officer and
                                        director of ALLTEL Corporation, a
                                        telecommunications company, from 1970
                                        until January 1995.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                                     EMPLOYMENT;
           NAME AND CURRENT               MATERIAL POSITIONS HELD DURING THE
           BUSINESS ADDRESS                        PAST FIVE YEARS
           ----------------               ----------------------------------

STEPHEN M. CASE                         Mr. Case has been a director of MCI
America Online, Inc.                    WorldCom since March 1998.  Mr. Case,
22000 AOL Way                           a co-founder of America Online, Inc.
Dulles, VA  20166-9323                  ("AOL"), has been Chairman of the
U.S.A.                                  Board of Directors of AOL since
                                        October 1995, Chief Executive Officer
                                        of AOL since April 1993 and a
                                        director of AOL since September 1992.
                                        Mr. Case served as President of AOL
                                        from July 1996 until February 1998
                                        and from January 1991 to February
                                        1996.  Previously, he served as
                                        Executive Vice President of AOL from
                                        September 1987 to January 1991 and
                                        Vice President, Marketing, from 1985
                                        to September 1987.  Since June 1998,
                                        Mr. Case serves as a member of the
                                        Board of Directors of the New York
                                        Stock Exchange.

BERNARD J. EBBERS                       Mr. Ebbers has been President and
                                        Chief Executive Officer of MCI
                                        WorldCom since April 1985.  Mr.
                                        Ebbers has served as a director of
                                        MCI WorldCom since 1983.

FRANCESCO GALESI                        Mr. Galesi has been a director of MCI
The Galesi Group                        WorldCom since 1992.  Mr. Galesi was
435 East 52nd Street                    a director of ATC until the ATC
New York, NY  10022                     Merger.  Mr. Galesi is the Chairman
U.S.A.                                  and Chief Executive Officer of the
                                        Galesi Group, which includes
                                        companies engaged in distribution,
                                        manufacturing, real estate and
                                        telecommunications.  Mr. Galesi
                                        serves as a director of Amnex, Inc.
                                        and Walden Residential Properties,
                                        Inc.

STILES A. KELLETT, JR.                  Mr. Kellett has served as a director
Kellett Investment Corporation          of MCI WorldCom since 1981.  Mr.
200 Galleria Parkway, Suite 1800        Kellett has been Chairman of Kellett
Atlanta, GA  30339                      Investment Corporation since 1995.
U.S.A.                                  From 1978 to 1995, Mr. Kellett served
                                        as Chairman of the Board of Directors
                                        of Convalescent Services, Inc., a
                                        long-term health care company in
                                        Atlanta, Georgia.  Mr. Kellett serves
                                        as a director of Frederica Bank &
                                        Trust Company, St. Simons Island,
                                        Georgia.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                                     EMPLOYMENT;
           NAME AND CURRENT               MATERIAL POSITIONS HELD DURING THE
           BUSINESS ADDRESS                        PAST FIVE YEARS
           ----------------               ----------------------------------

GORDON S. MACKLIN                       Mr. Macklin has been a director of
8212 Burning Tree Road                  MCI WorldCom since its merger with
Bethesda, MD 20817                      MCI in September 1998. Mr. Macklin is
U.S.A.                                  a director of Martek Bioscience
                                        Corporation, Fund American
                                        Enterprises Holdings, Inc.; CCC
                                        Information Services Group, Inc.;
                                        MedImmune, Inc.; Real 3-D; Spacehab,
                                        Inc.; and director, trustee or
                                        managing general partner, as the case
                                        may be, of 49 of the investment
                                        companies in the Franklin Templeton
                                        Group of Funds.  Mr. Macklin was
                                        formerly Chairman, White River
                                        Corporation, an information services
                                        company, from 1993 until June 1998;
                                        Chairman, Hambrecht and Quist Group;
                                        director, H&Q  Healthcare Investors;
                                        director, CCC Information Services
                                        Group, Inc., and President, National
                                        Association of Securities Dealers,
                                        Inc.

JOHN A. PORTER                          Mr. Porter has been a director of MCI
Integra Funding                         WorldCom since 1988.  Mr. Porter
295 Bay Street, Suite 2                 served as Vice Chairman of the Board
Easton, MD  21601                       of MCI WorldCom from September 1993
U.S.A.                                  until MCI WorldCom's merger with MFS
                                        Communications Company, Inc. ("MFS")
                                        in December 1996 (the "MFS Merger")
                                        and served as Chairman of the Board
                                        of Directors of MCI WorldCom from
                                        1988 until September 1993.  From May
                                        1995 to the present, Mr. Porter has
                                        served as Chairman of the Board of
                                        Directors and Chief Executive Officer
                                        of Industrial Electric Manufacturing,
                                        Inc., a manufacturer of electrical
                                        power distribution products.  Mr.
                                        Porter also serves as Chairman of
                                        Phillips & Brooks/Gladwin, Inc., a
                                        manufacturer of pay telephone
                                        enclosures and equipment.  Mr. Porter
                                        was previously President and sole
                                        shareholder of P.M. Restaurant Group,
                                        Inc. which filed for protection under
                                        Chapter 11 of the United States
                                        Bankruptcy Code in March 1995.
                                        Subsequent to March 1995, Mr. Porter
                                        sold all of his shares in P.M.
                                        Restaurant Group, Inc. Mr. Porter is
                                        also a director of Uniroyal
                                        Technology Corporation and XL
                                        Connect, Inc.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                                     EMPLOYMENT;
           NAME AND CURRENT               MATERIAL POSITIONS HELD DURING THE
           BUSINESS ADDRESS                        PAST FIVE YEARS
           ----------------               ----------------------------------

TIMOTHY F. PRICE                        Mr. Price has been a director of MCI
MCI WORLDCOM, Inc.                      WorldCom since its merger with MCI in
1801 Pennsylvania Avenue                September 1998.  He has served as
Washington, D.C. 20006                  President and Chief Executive Officer
U.S.A.                                  of the MCI WorldCom communications
                                        unit since the merger.  Mr. Price was
                                        President and Chief Operating Officer
                                        of MCI from November 1996 to
                                        September 1998, when it merged with
                                        MCI WorldCom.  He was President and
                                        Chief Operating officer of MCI
                                        Telecommunications Corporation
                                        ("MCIT") from July 1995 to September
                                        1998. He was an Executive Vice
                                        President and Group President of
                                        MCIT, serving as Group President,
                                        Communication Services, from December
                                        1994 to July 1995.  He was an
                                        Executive Vice President of MCIT,
                                        serving as President, Business
                                        Markets, from June 1993 to December
                                        1994.  He was a Senior Vice President
                                        of MCIT from November 1990 to June
                                        1993, serving as President, Business
                                        Services, from July 1992 to June 1993
                                        and as Senior Vice President,
                                        Consumer Markets, from November 1990
                                        to July 1992.

BERT C. ROBERTS, JR.                    Mr. Roberts has been a director and
MCI WORLDCOM, Inc.                      Chairman of the Board of MCI WorldCom
1801 Pennsylvania Avenue,               since its merger with MCI in
Washington, D.C. 20006                  September 1998.  He was Chairman of
U.S.A.                                  the Board of MCI from June 1992 to
                                        September 1998, when it merged with
                                        MCI WorldCom.  He was Chief Executive
                                        Officer of MCI from December 1991 to
                                        November 1996.  He was President and
                                        Chief Operating Officer of MCI from
                                        October 1985 to June 1992 and
                                        President of MCIT from May 1983 to
                                        June 1992. Mr. Roberts was a director
                                        of MCI from 1985 to September 1998
                                        and a non-executive director of
                                        British Telecommunications plc ("BT")
                                        from October 1994 to March 1998.  He
                                        has been a non-executive director of
                                        The News Corporation Limited, a
                                        global multi-media company located in
                                        Australia, since 1995; a
                                        non-executive director of Telefonica
                                        de Espana, S.A., since March 1998;
                                        and a non-executive director of
                                        Valence Technology, Inc.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                                     EMPLOYMENT;
           NAME AND CURRENT               MATERIAL POSITIONS HELD DURING THE
           BUSINESS ADDRESS                        PAST FIVE YEARS
           ----------------               ----------------------------------

JOHN W. SIDGMORE                        Mr. Sidgmore serves as Vice Chairman
MCI WORLDCOM, Inc.                      of the Board of MCI WorldCom.  Mr.
3060 Williams Drive                     Sidgmore has been a director of MCI
Fairfax, VA  22031                      WorldCom since the MFS Merger and has
U.S.A.                                  served as a director of MFS since
                                        August 1996.  Mr. Sidgmore was
                                        President and Chief Operating Officer
                                        of MFS from August 1996 until the MFS
                                        Merger and has been Chief Executive
                                        Officer and a director of
                                        Intermediate from June 1994 to
                                        October 1998, and also held the
                                        position of President of Intermediate
                                        from June 1994 to August 1996 and
                                        from January 1997 to September 1997.
                                        From 1989 to 1994, he was President
                                        and Chief Executive Officer of CSC
                                        Intelicom, a telecommunications
                                        software company.  Mr. Sidgmore is a
                                        director of Saville Systems PLC.

SCOTT D. SULLIVAN                       Mr. Sullivan serves as Chief
                                        Financial Officer, Treasurer  and
                                        Secretary of MCI WorldCom.  From the
                                        ATC Merger until December 1994, Mr.
                                        Sullivan served as Vice President and
                                        Assistant Treasurer of MCI WorldCom.
                                        From 1989 until 1992, Mr. Sullivan
                                        served as an executive officer of two
                                        long-distance companies, including
                                        ATC.  From 1983 to 1989, Mr. Sullivan
                                        served in various capacities with
                                        KPMG Peat Marwick LLP. Mr. Sullivan
                                        has served as a director of MCI
                                        WorldCom since March 1996.

GERALD H. TAYLOR                        Mr. Taylor has been a director of MCI
MCI WORLDCOM, Inc.                      WorldCom since its merger with MCI in
1801 Pennsylvania Avenue, N.W.          September 1998.  He was Chief
Washington, D.C.  20006                 Executive Officer of MCI from
U.S.A.                                  November 1996 to September 1998 and
                                        Vice Chairman of MCIT from July 1995
                                        to September 1998.  He was President
                                        and Chief Operating Officer of MCI
                                        from July 1994 to November 1996 and
                                        President and Chief Operating Officer
                                        of MCIT from April 1994 to July 1995.
                                        He was an Executive Vice President
                                        and Group Executive of MCIT from
                                        September 1993 to April 1994.  He was
                                        an Executive Vice President of MCIT,
                                        serving as President, Consumer
                                        Markets, from November 1990 to
                                        September 1993.  Mr. Taylor has been
                                        a director of MCI since September
                                        1994 and was a non-executive director
                                        of BT from November 1996 to November
                                        1997.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                                     EMPLOYMENT;
           NAME AND CURRENT               MATERIAL POSITIONS HELD DURING THE
           BUSINESS ADDRESS                        PAST FIVE YEARS
           ----------------               ----------------------------------

LAWRENCE C. TUCKER                      Mr. Tucker is a general partner of
Brown Brothers Harriman & Co.           Brown Brothers Harriman & Co., which
59 Wall Street                          is the general and managing partner
New York, NY  10005                     of The 1818 Funds.  He is also a
U.S.A.                                  director of The WellCare Management
                                        Group, Inc., Riverwood International
                                        Corporation and National HealthCare
                                        Corporation.  He has served as a
                                        director of MCI WorldCom since May
                                        1995, and previously served as a
                                        director of MCI WorldCom from May
                                        1992 until the ATC Merger.

JUAN VILLALONGA                         Mr. Villalonga has served as the
(citizen of Spain)                      Chairman and Chief Executive Officer
Telefonica de Espana, S.A.              of Telefonica de Espana, S.A.
28 Gran Via                             ("Telefonica"), a provider of
28013 Madrid                            telecommunications services in Spain,
Spain                                   since 1996.  He has been a director
                                        of MCI WorldCom since November 1998
                                        pursuant to a Strategic Alliance
                                        Agreement among Telefonica, MCI and
                                        MCI WorldCom.  Mr. Villalonga was
                                        previously the Chief Executive
                                        Officer of Bankers Trust in Spain and
                                        Portugal, the Chief Executive Officer
                                        of CS First Boston in Spain and a
                                        Partner at Kinsey & Co., a consulting
                                        firm, for nine years.


          2. Directors and Executive Officers of Intermediate. Set forth below are the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Intermediate. The principal address of Intermediate and, unless otherwise indicated below, the current business address for each individual listed below is 3060 Williams Drive, Fairfax, Virginia 22031, U.S.A. Unless otherwise indicated, each such person is a citizen of the United States. Unless otherwise indicated, each occupation set forth opposite the individual's name refers to employment with Intermediate.


                                           PRESENT PRINCIPAL OCCUPATION OR
                                                     EMPLOYMENT;
           NAME AND CURRENT               MATERIAL POSITIONS HELD DURING THE
           BUSINESS ADDRESS                        PAST FIVE YEARS
           ----------------               ----------------------------------

JOHN W. SIDGMORE                        Chairman (see above)
MCI WORLDCOM, Inc.
3060 Williams Drive
Fairfax, VA  22031
U.S.A.

SCOTT D. SULLIVAN                       Director (see above)
MCI WORLDCOM, Inc.
515 East Amite Street
Jackson, M.S. 39201-2702
U.S.A.

CHARLES T. CANNADA                      Director.  Mr. Cannada serves as
MCI WORLDCOM, Inc.                      Senior Vice President, Corporate
515 East Amite Street                   Development of MCI WorldCom.  Prior
Jackson, MS 39201-2702                  to assuming this position in January
U.S.A.                                  1995, Mr. Cannada served as Treasurer
                                        and Chief Financial Officer of MCI
                                        WorldCom.  He joined MCI WorldCom in
                                        1989.  He is also a director of Nova
                                        Corporation, since May 1998, and of
                                        WAM/NET, Inc., since September 1998.

MARK F. SPAGNOLO                        Mr. Spagnolo is a director and has
                                        been President and Chief Executive
                                        Officer of Intermediate since October
                                        1998.  He was President and Chief
                                        Operating Officer from August 1997
                                        until October 1998.  He was a
                                        division officer of Electronic Data
                                        Systems from 1973 until August 1997,
                                        most recently as Division President.
                                        From June 1995 to April 1996, he was
                                        a director and the acting Chief
                                        Executive Officer of Video Lottery
                                        Technologies.

JEFFREY G. HILBER                       Mr. Hilber has served as Chief
                                        Financial Officer of Intermediate
                                        since September 1993.

          3. Directors and Executive Officers of Purchaser. Set forth below are the name, address, positions, offices or employments for the past five years of each director and current business address, citizenship and the present occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. The principal address of Purchaser and, unless otherwise indicated below, the current business address for each individual listed below is 44 Martin Place, Sydney, NSW, 2000, Australia. Unless otherwise indicated, each such person is a citizen of the United States. Unless otherwise indicated, each occupation set forth opposite the individual's name refers to employment with Purchaser.
                                           PRESENT PRINCIPAL OCCUPATION OR
                                                     EMPLOYMENT;
           NAME AND CURRENT               MATERIAL POSITIONS HELD DURING THE
           BUSINESS ADDRESS                        PAST FIVE YEARS
           ----------------               ----------------------------------

JOHN W. SIDGMORE                        Director (see above)
MCI WORLDCOM, Inc.
3060 Williams Drive
Fairfax, VA  22031
U.S.A.

CHARLES T. CANNADA                      Director (see above)
MCI WORLDCOM, Inc.
515 East Amite Street
Jackson, MS 39201-2702
U.S.A.

LEIGH R. BROWN                          Director.  Mr. Brown is a senior
(citizen of Australia)                  corporate and securities partner with
                                        the national Australian law firm,
                                        Minter Ellison.  He is admitted to
                                        practice in New South Wales,
                                        Queensland, Victoria and the
                                        Australian Capital Territory.  He has
                                        been a partner of Minter Ellison
                                        since 1979.  He is a member of the
                                        firm's Partnership Board.

                                   SCHEDULE B
           TRANSACTION IN SHARES AND ADSs DURING THE PAST FOUR MONTHS
                  BY MCI WORLDCOM, INTERMEDIATE AND PURCHASER



                                                  Shares/ADSs(1)   Price per
Transaction Date                                    Acquired     Share/ADS(2)
----------------                                  --------------  ------------

December 12, 1998 (Sydney, Australia time)         21,863,174      US$2.00

------------------
Notes
          (1) Pursuant to a subscription agreement (the "Subscription Agreement"), dated December 12, 1998 (Sydney time) by and between OzEmail and Purchaser, Purchaser purchased 21,863,174 ordinary shares in the capital of OzEmail, which at that time represented no more than 14.9% of the ordinary share capital of OzEmail, after the issuance of the Shares. The Subscription Agreement is hereby incorporated by reference herein and will be filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1. See Section 8 for a description of the Subscription Agreement.

          (2) Pursuant to the Subscription Agreement, the subscription price was US$43,726,348, or US$2.00 per share.

          Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, ADRs evidencing ADSs and any other required documents should be sent by each tendering holder of ADSs of OzEmail or such holder's broker, dealer, commercial bank, trust company or other nominee to the U.S. Depositary as follows:

                     The U.S. Depositary for the Offer is:
                              THE BANK OF NEW YORK
By Mail:                   By Facsimile Transmission:     By Hand or Overnight
                          (for Eligible Institutions Only)       Delivery:
                                  (212) 815-6213

Tender & Exchange Department                       Tender & Exchange Department
     P.O. Box 11248                                     101 Barclay Street
  Church Street Station                             Receive and Deliver Window
New York, New York 10286-1248   For Confirmation      New York, New York 10286
                            Telephone: (800) 507-9357


          Facsimile copies of the Acceptance and Transfer Form, properly completed and duly signed, will be accepted. The Acceptance and Transfer Form, Share certificate(s) (in the case of a holder tendering certificated Shares) and any other dealer required documents should be sent by each tendering holder of Shares of OzEmail or his broker, dealer, commercial bank, trust company or other nominee to the Registry, or if such holder is in the United States, the U.S. Depositary.

                  The Registry for the Offer in Australia is:
                     NATIONAL REGISTRY SERVICES PTY LIMITED


    By Mail:                 By Facsimile Transmission:        By Hand:
  Reply Paid 85                  (02) 9372 6011         Level 1, Grosvenor Place
  PO Box N460                                              225 George Street
 Grosvenor Place                                          Sydney  NSW   2000
    NSW  1219                                             Tel:  (02) 9372 6060


          Any questions or requests for assistance or additional copies of the Offer, the Acceptance and Transfer form, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Holders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

          The Information Agent for the Offer in the United States is:

                                   MACKENZIE
                                 PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
              From the United States Call Toll-Free (800) 322-2885

                The Financial Advisor to MCI WORLDCOM, Inc. is:


                                 MERRILL LYNCH

          Level 49, MLC Centre        Merrill Lynch World Headquarters
           19-29 Martin Place                  North Tower
           Sydney  NSW   2000              World Financial Center
    (02) 9226 5342 (call collect)      New York, New York 10281-1305
                                        (212) 449-8971 (call collect)

           The Dealer Manager for the Offer in the United States is:

                                 MERRILL LYNCH
                        Merrill Lynch World Headquarters
                                  North Tower
                             World Financial Center
                         New York, New York 10281-1305


                         (212) 449-8971 (call collect)